EX- 10.6

DDi CAPITAL CORP.,

as Issuer

and

WILMINGTON TRUST COMPANY,

as Trustee

Indenture

Dated as of December 12, 2003

16% Senior Accreting Notes due 2009

Reconciliation and tie between Trust Indenture Act

of 1939 and Indenture, dated as of December 12, 20031

Trust Indenture Act Section	Indenture Section
§ 310(a)(1)	608
(a)(2)	608
(b)	609
§ 312(a)	701
(c)	702
§ 313(a)	703
(c)	703
§ 314(a)(4)	1007(a)
(c)(1)	102
(c)(2)	102
(e)	102
§ 315(a)	601(a)
(b)	602
(c)	601(b)
(d)	601(c), 603
§ 316(a)(last sentence)	101
(a)(1)(A)	502,512
(a)(1)(B)	513
(b)	508
(c)	104(d)
§ 317(a)(1)	503
(a)(2)	504
(b)	1003
§ 318(a)	111

[1] Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

TABLE OF CONTENTS

ARTICLE ONE. DEFINITIONS and OTHER PROVISIONS of GENERAL APPLICATION	2
SECTION 101. Definitions	2
SECTION 102. Compliance Certificates and Opinions	20
SECTION 103. Form of Documents Delivered to Trustee	21
SECTION 104. Acts of Holders	22
SECTION 105. Notices, Etc., to Trustee and Holdings	23
SECTION 106. Notice to Holders; Waiver	23
SECTION 107. Effect of Headings and Table of Contents	24
SECTION 108. Successors and Assigns	24
SECTION 109. Separability Clause	24
SECTION 110. Benefits of Indenture	24
SECTION 111. Governing Law	24
SECTION 112. Legal Holidays	25
SECTION 113. No Personal Liability of Directors, Officers, Employees, Stockholders or Incorporators	25
SECTION 114. Counterparts	25
SECTION 115. Communications by Holders with Other Holders	25
SECTION 116. New Parent Preferred Stock	25
ARTICLE TWO. NOTE FORMS	26
SECTION 201. Forms Generally	26
SECTION 202. Registration; Restrictive Legends	27
SECTION 203. Form of Senior Note	28
SECTION 204. Form of Trustee’s Certificate of Authentication	39
ARTICLE THREE. THE SENIOR NOTES	40
SECTION 301. Title and Terms	40
SECTION 302. Denominations	41
SECTION 303. Execution, Authentication, Delivery and Dating	41
SECTION 304. Temporary Discount Notes	42
SECTION 305. Registration, Registration of Transfer and Exchange	43
SECTION 306. Book-Entry Provisions for Global Senior Notes	44
SECTION 307. Special Transfer Provisions.	45
SECTION 308. Mutilated, Destroyed, Lost and Stolen Discount Notes	46
SECTION 309. Payment of Cash Interest; Interest Rights Preserved	47
SECTION 310. Persons Deemed Owners	48
SECTION 311. Cancellation	48
SECTION 312. Computation of Interest	48
SECTION 313. CUSIP Numbers.	48
ARTICLE FOUR. SATISFACTION AND DISCHARGE	49
SECTION 401. Satisfaction and Discharge of Indenture	49
SECTION 402. Application of Trust Money	50
ARTICLE FIVE. REMEDIES	49
SECTION 501. Events of Default	50
SECTION 502. Acceleration of Maturity; Rescission and Annulment	52
SECTION 503. Collection of Indebtedness and Suits for Enforcement by Trustee	53

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SECTION 504. Trustee May File Proofs of Claim	53
SECTION 505. Trustee May Enforce Claims Without Possession of Discount Notes	54
SECTION 506. Application of Money Collected	54
SECTION 507. Limitation on Suits	54
SECTION 508. Unconditional Right of Holders to Receive Accreted Value and Interest	55
SECTION 509. Restoration of Rights and Remedies	55
SECTION 510. Rights and Remedies Cumulative	55
SECTION 511. Delay or Omission Not Waiver	55
SECTION 512. Control by Holders	56
SECTION 513. Waiver of Past Defaults	56
SECTION 514. Undertaking for Costs	57
ARTICLE SIX. THE TRUSTEE	57
SECTION 601. Certain Duties and Responsibilities	57
SECTION 602. Notice of Defaults	58
SECTION 603. Certain Rights of Trustee	58
SECTION 604. Trustee Not Responsible for Recitals or Issuance of Discount Notes	60
SECTION 605. May Hold Discount Notes	60
SECTION 606. Money Held in Trust	60
SECTION 607. Compensation and Reimbursement	60
SECTION 608. Corporate Trustee Required; Eligibility	61
SECTION 609. Resignation and Removal; Appointment of Successor	62
SECTION 610. Acceptance of Appointment by Successor	63
SECTION 611. Merger, Conversion, Consolidation or Succession to Business	63
SECTION 612. Trustee’s Application for Instructions from Holdings	64
ARTICLE SEVEN. HOLDERS LISTS AND REPORTS BY TRUSTEE AND HOLDINGS	64
SECTION 701. Holdings to Furnish Trustee Names and Addresses	64
SECTION 703. Reports by Trustee	64
ARTICLE EIGHT. MERGER, CONSOLIDATION, OR SALE OF ASSETS	65
SECTION 801. Holdings May Consolidate, Etc., Only on Certain Terms	65
SECTION 802. Successor Substituted	66
ARTICLE NINE. SUPPLEMENTS AND AMENDMENTS TO INDENTURE	66
SECTION 901. Supplemental Indentures Without Consent of Holders	66
SECTION 903. Execution of Supplemental Indentures	68
SECTION 904. Effect of Supplemental Indentures	68
ARTICLE TEN. COVENANTS	69
SECTION 1001. Payment of Accreted Value and Interest	69
SECTION 1002. Maintenance of Office or Agency	69
SECTION 1003. Money for Note Payments to Be Held in Trust	69
SECTION 1004. Corporate Existence	70
SECTION 1009. Limitation on Restricted Payments	71
SECTION 1010. Limitation on Indebtedness by Holdings	74
SECTION 1011. Limitation on Indebtedness by the Company	74
SECTION 1012. Limitation on Affiliate Transactions	77
SECTION 1010. Limitation on Restrictions on Distributions from Restricted Subsidiaries	77
SECTION 1011. Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries	78

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SECTION 1012. Change of Control	78
SECTION 1013. Limitation on Sales of Assets and Subsidiary Stock	79
SECTION 1014. Reports	80
SECTION 1015. Limitation on Lines of Business	82
SECTION 1016. Statement by Officers as to Default	82
SECTION 1017. Stay, Extension and Usury Laws.	83
SECTION 1018. Limitation on Liens.	83
SECTION 1019. Insurance Matters.	84
SECTION 1020. Payments for Consent.	84
ARTICLE ELEVEN. REDEMPTION OF SENIOR NOTES	85
SECTION 1101. Optional Redemption	85
SECTION 1102. Applicability of Article	85
SECTION 1103. Election to Redeem; Notice to Trustee	85
SECTION 1104. Notice of Redemption	85
SECTION 1105. Deposit of Redemption Price	86
SECTION 1106. Senior Notes Payable on Redemption Date	86
ARTICLE TWELVE. LEGAL DEFEASANCE AND COVENANT DEFEASANCE	87
SECTION 1201. DDi Capital’s Option to Effect Legal Defeasance or Covenant Defeasance	87
SECTION 1202. Legal Defeasance and Discharge	87
SECTION 1203. Covenant Defeasance	87
SECTION 1204. Conditions to Legal Defeasance or Covenant Defeasance	88
SECTION 1205. Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions	89
SECTION 1206. Reinstatement	90

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INDENTURE, dated as of December 12, 2003, between DDi CAPITAL CORP. (f/k/a Details Capital Corp.), a California corporation (together with its permitted successors and any other permitted entity that assumes the obligations under the Senior Notes pursuant to this Indenture, “DDi Capital”), having its principal office at 1231 Simon Circle, Anaheim, California 92806, and WILMINGTON TRUST COMPANY, a Delaware banking corporation and trust company, as trustee (together with its successors, the “Trustee”), having its principal corporate trust office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

RECITALS:

A. Pursuant to an indenture dated as of November 18, 1997 (as amended, modified or supplemented from time to time prior to the date hereof, the “Original Indenture”), by and between DDi Capital, as issuer, and Wilmington Trust Company, as successor trustee to U.S. Bank National Association, as successor in interest to The State Street Bank and Trust Company, as indenture trustee, DDi Capital issued $110,000,000 of 12 1/2% senior discount notes due 2007 (collectively, the “Original Notes”).

B. On August 20, 2003, DDi Capital and its indirect parent, DDi Corp. (together with DDi Capital, the “Debtors”), filed separate voluntary petitions for relief under Chapter 11 of the Bankruptcy Reform Act of 1978, as amended, as set forth in title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 03-15261 (SMB) (Jointly Administered).

C. Pursuant to Debtors’ Joint Plan of Reorganization (as amended, modified or supplemented from time to time, and including the exhibits thereto and the documents relating thereto, the “Plan”), it is contemplated that the Original Notes and the Original Indenture will be extinguished and that the holders of the Original Notes will receive in exchange therefor, among other things, 16% Senior Accreting Notes due 2009 of DDi Capital issued pursuant to the terms of this Indenture (the “Senior Notes”) in an Initial Principal Amount equal to the outstanding principal amount of the Original Notes plus accrued and unpaid interest, fees and expenses relating thereto.

D. The required holders of the Original Notes have voted to accept the Plan, and it is a condition to the confirmation and effectiveness of the Plan that this Indenture shall have been duly and validly executed.

E. All things necessary have been done to make the Senior Notes, when executed and duly issued by DDi Capital and authenticated and delivered hereunder by the Trustee or the Authenticating Agent, the valid obligations of DDi Capital and to make this Indenture a valid agreement of DDi Capital in accordance with their and its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the exchange of the Original Notes held by the holders thereof for the Senior Notes issued hereunder, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Senior Notes, as follows:

ARTICLE ONE. DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION.

SECTION 101. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and words in the singular include the plural as well as the singular, and words in the plural include the singular as well as the plural;

(b) all other terms used herein which are defined in the TIA, either directly or by reference therein, or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein, and the terms “cash transaction” and “self-liquidating paper”, as used in TIA Section 311, shall have the meanings assigned to them in the rules of the SEC adopted under the TIA;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(e) the word “or” is not exclusive; and

(f) provisions of this Indenture apply to successive events and transactions.

“Accreted Value” means, as of any date of determination with respect to any Senior Note, the sum of (a) the Initial Principal Amount of such Senior Note, plus (b) the amount of interest on such Senior Note which has been accreted to such Senior Note on each Interest Payment Date on or prior to such date in accordance with Section 301.

“Additional Assets” means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by DDi Capital or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by DDi Capital or a Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

“Administrative Agent” means JPMorgan Chase Bank and any and all successors thereto.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by DDi Capital or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to DDi Capital or by DDi Capital or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) the sale of Cash Equivalents or Temporary Cash Investments in the ordinary course of business, (iii) a disposition of inventory or a licensing of intellectual property in the ordinary course of business, (iv) a disposition of obsolete or worn out equipment or equipment that is no longer useful or to be used in the conduct of the business of DDi Capital and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (v) transactions permitted under Section 801, (vi) for purposes of Section 1013 only, a disposition subject to Section 1006 and (vii) the sale, discount or factoring, in each case without recourse, of accounts receivable arising in the ordinary course of business.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such Sale/Leaseback Transaction, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof. Unless otherwise specified herein, each reference to the Board of Directors shall refer to the Board of Directors of DDi Capital.

“Board Resolution” means, as to any Person, a resolution duly adopted by the Board of Directors of such Person in accordance with the certificate of incorporation, bylaws and other operative documents of such Person and under applicable law, which resolution is in full force and effect and has not been amended, modified revoked or rescinded, as certified by an Officers’ Certificate. Unless otherwise specified herein, each reference to the a Board Resolution shall refer to a Board Resolution of DDi Capital.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City or Wilmington, Delaware.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having capital and surplus in excess of $500 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

“Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of DDi Capital or the Company (or any of their respective successors by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person shall be deemed to beneficially own any Voting Stock of DDi Capital or the Company held by a parent corporation, if such person “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of DDi Capital, Parent or the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of DDi Capital, Parent or the Company was approved by a vote of at least a majority of the directors of DDi Capital, Parent or the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is a designee of the Permitted Holders or was nominated or elected by such Permitted Holders or any of their designees) cease for any reason to constitute a majority of the Board of Directors of DDi Capital, Parent or the Company then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of DDi Capital and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or Parent; or (iv) the adoption by the stockholders of a plan for the liquidation or dissolution of DDi Capital, Parent or the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Dynamic Details, Inc., a California corporation, and any and all successors thereto.

“Consolidated Coverage Ratio” means as of any date of determination the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters (in each case, determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to or including the Issue Date, on a pro forma basis to give effect to the consummation of the Plan, the issuance of the Senior Notes and the consummation of the other transactions contemplated to be effected under Plan as if they had occurred at the beginning of such four quarter period adjusted for any pro forma expense and cost reductions and related adjustments that are directly attributable to such exchange and consummation); provided, however, that (1) if DDi Capital or any of its Restricted Subsidiaries (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of

Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period DDi Capital or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of DDi Capital or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to DDi Capital and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent DDi Capital and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period DDi Capital or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period (adjusted for any pro forma expense and cost reductions and related adjustments calculated on a basis consistent with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder) and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into DDi Capital or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by DDi Capital or one of its Restricted Subsidiaries during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of DDi Capital. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated EBITDA” for any period means, with respect to any Person, Consolidated Net Income or such Person for such period plus, (a) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) total interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any extraordinary or non-operational, restructuring or reorganizational non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (vi) charges for the write-off of any step-up in basis in inventory required in a transaction which is accounted for under the purchase method of accounting, and (vii) any other non-cash charges, minus (b) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary or non-operational, restructuring or reorganizational income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) any other non-cash income (other than non-cash income resulting from the Company’s accrual method of accounting in accordance with past practice), and (iv) any cash payments made during such period with respect to items that were added back in a prior period pursuant to clauses (a)(v) and (vii) above. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the interest, depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, for any period, the total interest expense of DDi Capital and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) interest actually paid by DDi Capital or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) dividends in respect of all Disqualified Stock of DDi Capital and any Restricted Subsidiaries, in each case, held by Persons other than DDi Capital or a Wholly-Owned Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than DDi Capital) in connection with Indebtedness Incurred by such plan or trust to purchase Capital Stock of DDi Capital; provided, however, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by DDi Capital or any Restricted Subsidiary. For purposes of the foregoing, total interest expense shall be determined after giving effect to any net payments made or received by DDi Capital and its Subsidiaries with respect to Interest Rate Agreements. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of DDi Capital that was not a Wholly-Owned Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Consolidated Net Income”: means, for any period, with respect to any Person, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries, (b) the income (or deficit) of any other Person (other than a Subsidiary of such Person) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than the Indenture or any Senior Note) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth” means, with respect to any Person, the total of the amounts shown on the balance sheet of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock of such Person.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles less accumulated amortization, shown on the balance sheet of DDi Capital and its Restricted Subsidiaries as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of each of the Restricted Subsidiaries of such Person with those of such Person in accordance with GAAP; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of such Person in any Unrestricted Subsidiary will be accounted for as an Investment. The term “Consolidated” has a correlative meaning.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Corporate Trust Office” of the Trustee is the office of Wilmington Trust Company at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by DDi Capital.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by DDi Capital or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of DDi Capital or such Restricted Subsidiary, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration. Such Officers’ Certificate shall state the basis of such valuation, which shall be as determined by an Independent Appraiser with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10 million.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of DDi Capital or a Restricted Subsidiary) or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Senior Notes, provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity shall be deemed to be Disqualified Stock.

“Excess Cash” has the meaning given such term in the Senior Credit Agreement as in effect on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Senior Note is registered in the Register.

“Houlihan Lokey Note” means the Promissory Note payable by the Parent to Houlihan Lokey Howard & Zukin Capital (“Houlihan Lokey”) or its assigns in exchange for services rendered by Houlihan Lokey pursuant to the Engagement Agreement, dated as of September 24, 2002 (as amended) among Houlihan Lokey, the Parent and certain of its Subsidiaries.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business which are current liabilities), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under bankers’ acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (j) the net exposure of such Person in respect of Currency Agreements and Interest Rate Agreements.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Appraiser” means, with respect to any transaction or series of related transactions, an independent, nationally recognized appraisal or investment banking firm or other expert with experience in evaluating or appraising the terms and conditions of such transaction or series of related transactions.

“Initial Principal Amount” means, with respect to any Senior Note, the stated principal amount of such Senior Note on the Issue Date, which amount, with respect to all of the Senior Notes, is $17,656,000.

“Interest Payment Date” means (i) December 15, March 15, June 15 and September 15 of each year, commencing March 15, 2004, (ii) any date of redemption, purchase or repurchase in part or in full of any or all of the Senior Notes and (iii) the Maturity Date of the Senior Notes.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of Section 1006, (i) “Investment” shall include the portion (proportionate to DDi Capital’s direct or indirect equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of DDi Capital at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, DDi Capital shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) DDi Capital’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to DDi Capital’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of DDi Capital. If DDi Capital or any Restricted Subsidiary of DDi Capital sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of DDi Capital such that, after giving effect to any such sale or disposition, DDi Capital no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, DDi Capital shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Irrevocable Cash Interest Election Date” means the date on which DDi Capital notifies the Trustee that it irrevocably elects to pay interest due on the Senior Notes on all Interest Payment Dates subsequent to such date in cash.

“Issue Date” means the date on which the Senior Notes are originally issued.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Indebtedness of DDi Capital and its Restricted Subsidiaries on a Consolidated basis to (ii) Consolidated EBITDA of DDi Capital and its Restricted Subsidiaries for the period of the most recent twelve consecutive months ending prior to the date of such determination.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by DDi Capital or any Restricted Subsidiary after such Asset Disposition.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of DDi Capital.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to DDi Capital or the Trustee.

“Parent” means DDi Corp., DDi Intermediate Holdings Corp., and any other Person which is a direct of indirect beneficial holder of all of the equity interests in DDi Capital.

“Permitted Holders” means DDi Corp., DDi Intermediate Holdings Corp. and any direct or indirect wholly-owned Subsidiary of either such Person other than DDi Capital (except with respect to the Company) or any of its Subsidiaries.

“Permitted Investment” means an Investment by DDi Capital or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, DDi Capital or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business; (iii) cash, Cash Equivalents and Temporary Cash Investments; (iv) receivables owing to DDi Capital or any Restricted Subsidiary created or acquired in the ordinary course of business; (v) payroll, travel and similar advances made in the ordinary course of business; (vi) loans or advances to employees and officers made in the ordinary course of business; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to DDi Capital or any Restricted Subsidiary or in satisfaction of judgments; and (viii) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of DDi Capital’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture; (ix) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (x) Investments the payment for which consists exclusively of Capital Stock (other than Disqualified Stock) of DDi Capital; provided that the fair market value of such Investments shall not be counted under clause (3)(B) of paragraph (a) of Section 1006; (xii) Investments received by DDi Capital or its Restricted Subsidiaries as consideration for asset dispositions, including Asset Dispositions; provided in the case of an Asset Disposition, such Asset Disposition is effected in compliance with Section 1013; and (xiii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of (A) $7.5 million and (B) 5% of Total Consolidated Assets.

“Permitted Liens” means the following types of Liens:

(a) Liens for taxes, assessments or governmental charges or claims either

(i) not delinquent or

(ii) contested in good faith by appropriate proceedings and as to which DDi Capital or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(b) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d) judgment Liens not giving rise to an Event of Default;

(e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of DDi Capital or of any of its Restricted Subsidiaries;

(f) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(g) purchase money Liens to finance property or assets of DDi Capital or any Restricted Subsidiary acquired after the Issue Date; provided, however, that

(i) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by property or assets of DDi Capital or any Restricted Subsidiary other than the property and assets so acquired; and

(ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(h) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(j) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of DDi Capital or any of its Restricted Subsidiaries, including rights of offset and setoff;

(k) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(l) Liens securing Indebtedness under Currency Agreements;

(m) Liens on assets of a Restricted Subsidiary to secure Indebtedness and other obligations of such Restricted Subsidiary that are otherwise permitted under this Indenture;

(n) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of DDi Capital and its Restricted Subsidiaries;

(o) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(p) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(r) additional Liens not to exceed $2 million at any one time.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Plan” has the meaning given in the Recitals to this Indenture.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation.

“Record Date” means, with respect to any Interest Payment Date the March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redemption Date” means any date on which DDi Capital is required or permitted to redeem all or any portion of the Senior Notes or is required to purchase or repurchase all or any portion of the Senior Notes held by any Holder pursuant to the terms of this Indenture.

“Redemption Price” means, with respect to any Senior Note to be redeemed pursuant to Article 11, the sum of (i) the Accreted Value of such Senior Note as of the Redemption Date of such redemption plus (ii) (a) if the Irrevocable Cash Interest Election Date has not occurred and DDi Capital was not otherwise required to pay cash interest as of the Interest Payment Date immediately preceding such date, the amount of interest that has accrued on the Accreted Value of such Senior Note at the rate of sixteen percent (16%) per annum from and including the most recent date through which interest has been paid or accreted, or, if no interest has been paid or accreted, from the Issue Date, through but excluding such Redemption Date, or (b) if the Irrevocable Cash Interest Election Date has occurred or DDi Capital was required to pay cash interest as of the Interest Payment Date immediately preceding such Redemption Date, the amount of interest that has accrued on the Accreted Value of such Senior Note at the rate of fourteen percent (14%) per annum from and including the most recent date through which interest has been paid or accreted, or, if no interest has been paid or accreted, from the Issue Date, through but excluding such Redemption Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of DDi Capital that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that (i) only with respect to Indebtedness described under subclause (x) of clause (b)(iii) in Section 1008, the Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced (other than Indebtedness which is Senior Secured Indebtedness referred to in clause (iii) under such covenant) and (ii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount then outstanding (plus fees and expenses, including any premium and defeasance costs) of the Indebtedness being refinanced.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses in which DDi Capital and its Restricted Subsidiaries are primarily engaged on the date hereof.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Restricted Subsidiary” means (i) with respect to DDi Capital, any Subsidiary of DDi Capital other than an Unrestricted Subsidiary, and (ii) with respect to any Restricted Subsidiary of DDi Capital, a Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary of DDi Capital. Unless otherwise specified herein, each reference to a “Restricted Subsidiary” shall refer to a Restricted Subsidiary of DDi Capital.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby DDi Capital or a Restricted Subsidiary transfers such property to a Person and DDi Capital or a Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means (i) the senior secured Second Amended and Restated Credit Agreement dated as of the date hereof, among the Issuer, the Company, as borrower, JPMorgan Chase Bank, as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time in compliance with the provisions hereof and any guarantees issued thereunder and (ii) any Refinancing Indebtedness in respect thereof in compliance with the provisions hereof (whether with the original Administrative Agent and lenders or another administrative agent or agents or other lenders).

“Senior Secured Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable by the Company under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees, including principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and refinancings thereof.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of DDi Capital within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

“Subordinated Obligation” means, as to any Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of DDi Capital.

“Temporary Cash Investments” means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long-term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of DDi Capital) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds’ investments to those satisfying the provisions of clauses (i) through (v) above.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa- 77bbbb) as in effect on the date of this Indenture.

“Total Consolidated Assets” means, as of any date of determination, the total assets shown on the balance sheet of DDi Capital and its Restricted Subsidiaries as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means an officer of the Trustee assigned by the Trustee to administer its corporate trust matters or to any other officer of the Trustee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (i) any Subsidiary of DDi Capital that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of DDi Capital (including any newly acquired or newly formed Subsidiary of DDi Capital) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, DDi Capital or any Restricted Subsidiary of DDi Capital that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under Section 1006. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under Section 1008 and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by DDi Capital or another Wholly-Owned Subsidiary.

Other Definitions

Term	Defined in Section
Act	104
Affiliate Transaction	1009
Agent Members	306
Authentication Order	303
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Covenant Defeasance	1203
DDi Capital	Preamble
Debtors	Recitals
Defaulted Interest	309
Event of Default	501
Global Senior Notes	201
Interest Payment Certificate	301
Legal Defeasance	1202
Note Register	305
Note Registrar	305
Notice of Default	501
Offer	1013
Original Indenture	Recitals
Original Notes	Recitals
Paying Agent	1002
Physical Senior Notes	201
Plan	Recitals
Restricted Payment	1006
Senior Notes	Recitals
Special Interest Payment Date	309
Special Record Date	309
Successor Company	801
Trustee	Preamble

SECTION 102. Compliance Certificates and Opinions.

Upon any application or request by DDi Capital to the Trustee to take any action under any provision of this Indenture, DDi Capital and any other obligor on the Senior Notes (if applicable) shall furnish to the Trustee an Officers’ Certificate in form and substance reasonably acceptable to the Trustee stating that all conditions precedent, if any, provided for in this Indenture (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (including certificates provided pursuant to Section 1016(a)) shall include:

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of each such individual or such firm, he or it has made such examination or investigation as is necessary to enable him or it to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 103. Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of DDi Capital or any other obligor on the Senior Notes may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of DDi Capital or any other obligor on the Senior Notes stating that the information with respect to such factual matters is in the possession of DDi Capital or any other obligor on the Senior Notes unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 104. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to DDi Capital. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and DDi Capital, if made in the manner provided in this Section 104.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The principal amount and serial numbers of Senior Notes held by any Person, and the date of holding the same, shall be proved by the Note Register.

(d) If DDi Capital shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, DDi Capital may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but DDi Capital shall have no obligation to do so. Notwithstanding TIA Section 316(c), such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Senior Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Senior Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Senior Note shall bind every future Holder of the same Senior Note and the Holder of every Senior Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof (including in accordance with Section 308) in respect of anything done, omitted or suffered to be done by the Trustee, any Paying Agent or DDi Capital in reliance thereon, whether or not notation of such action is made upon such Senior Note.

SECTION 105. Notices, Etc., to Trustee and DDi Capital.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee by any Holder or by DDi Capital or any other obligor on the Senior Notes shall be sufficient for every purpose hereunder if made, given, furnished or delivered in writing and mailed, first-class postage prepaid, or delivered by recognized overnight courier, to or with the Trustee and received at its Corporate Trust Office, Attention: Corporate Trust Administration.

(2) DDi Capital by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or delivered, in writing, or mailed, first-class postage prepaid, or delivered by recognized overnight courier, to DDi Capital addressed to it and received at the address of its principal office specified in the first paragraph of this Indenture, or at any other address previously furnished in writing to the Trustee by DDi Capital.

SECTION 106. Notice to Holders; Waiver.

Where this Indenture provides for notice of any event to Holders by DDi Capital or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder, at his address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Any notice mailed to a Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

If DDi Capital mails any notice or communication to any Holder, it shall mail a copy to the Trustee at the same time.

SECTION 107. Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 108. Successors and Assigns.

All covenants and agreements in this Indenture by DDi Capital shall bind its successors and assigns, whether so expressed or not.

SECTION 109. Separability Clause.

In case any provision in this Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 110. Benefits of Indenture.

Nothing in this Indenture or in the Senior Notes, express or implied, shall give to any Person, (other than the parties hereto, any agent and their successors hereunder and each of the Holders) any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 111. Governing Law.

THIS INDENTURE AND THE SENIOR NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCLUDING (TO THE GREATEST EXTENT PERMISSIBLE BY LAW) ANY RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. THIS INDENTURE SHALL BE SUBJECT TO THE PROVISIONS OF THE TIA THAT ARE REQUIRED TO BE PART OF THIS INDENTURE IN ACCORDANCE WITH THE PROVISIONS OF THE TIA AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE U.S. FEDERAL COURTS, IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN, AND WAIVES ANY OBJECTION AS TO VENUE OR FORUM NON CONVENIENS.

SECTION 112. Legal Holidays.

In any case where any Interest Payment Date, any date established for payment of Defaulted Interest pursuant to Section 309 or Redemption Date or Stated Maturity of any Senior Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Senior Notes) payment of principal or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or date established for payment of Defaulted Interest pursuant to Section 309, Redemption Date, or at the Stated Maturity; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or date established for payment of Defaulted Interest pursuant to Section 309, or Stated Maturity, as the case may be, to the next succeeding Business Day.

SECTION 113. No Personal Liability of Directors, Officers, Employees, Stockholders or Incorporators.

No director, officer, employee, incorporator or stockholders, as such, of DDi Capital shall have any liability for any obligations of DDi Capital under the Senior Notes, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creations. Each Holder by accepting a Senior Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Senior Notes.

SECTION 114. Counterparts.

This Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture.

SECTION 115. Communications by Holders with Other Holders.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Senior Notes. DDi Capital, the Trustee, the Note Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 116. New DDi Corp. Preferred Stock. Notwithstanding anything herein to the contrary:

(a) any and all rights, claims, Liens and interests of the Trustee and the Holders hereunder and under the Senior Notes to the extent that the terms of this Indenture or any Senior Note create a claim against DDi Corp. or a Lien on any asset of DDi Corp. will be subordinate to any and all rights, claims and interests of the holders of the DDi Corp. Preferred Stock pursuant to the Plan or the DDi Corp. Preferred Stock Certificate of Designation (including, without limitation, unpaid dividends and other accretions both before and after any insolvency case or proceeding of DDi Corp.) with respect to (i) the capital stock of DDi Europe Limited and (ii) any cash, property or other assets of DDi Europe Limited or any of its

Subsidiaries that is transferred to DDi Corp. by way of dividend or otherwise (collectively, clauses (i) and (ii), “DDi Europe Value”) until such time as the DDi Corp. Preferred Stock is redeemed in full, converted to Preferred Stock of DDi Europe Limited or otherwise no longer outstanding, and, in furtherance of the foregoing, so long as the DDi Corp. Preferred Stock is outstanding, no payments to the Trustee or any Holder under this Indenture or any of the Senior Notes shall be made with amounts constituting DDi Europe Value, and no such payments shall be accepted by the Trustee or such Holder;

(b) after such time as the DDi Corp. Preferred Stock is no longer outstanding, all of the DDi Europe Value shall be available, without limitation, to satisfy all obligations of Parent, if any, under then existing agreements, including, without limitation, this Indenture;

(c) for so long as the DDi Corp. Preferred Stock is outstanding, any distributions and/or redemptions required to be made thereunder pursuant to the DDi Corp. Preferred Stock Certificate of Designation shall be made only with and to the extent of DDi Europe Value and the holders of DDi Corp. Preferred Stock in respect of the DDi Corp. Preferred Stock shall have no rights, claims or interests in and to any other assets or equity interests, whether direct or indirect, of Parent; and

(d) (i) if at any time that the DDi Corp. Preferred Stock is outstanding the Trustee or any Holder shall receive any amount constituting DDi Europe Value, or (ii) if, following the conversion of the DDi Corp. Preferred Stock to DDi Europe Limited preferred stock, the Trustee or any Holder shall receive any amount constituting DDi Europe Value that was held by DDi Corp. at any time that the DDi Corp. Preferred Stock was outstanding, then, in each case, such amount shall be held by the Trustee or such Holder in trust for Parent and the holders of the DDi Corp. Preferred Stock, segregated from other funds of the Trustee or such Holder, and shall, forthwith upon receipt by the Trustee or such Holder, be turned over to Parent in the exact form received by the Trustee or such Holder (duly indorsed by the Trustee or such Holder to Parent, if required), to be applied against any obligations then due and owing under the DDi Corp. Preferred Stock or, if prior to any such return to DDi Corp., the DDi Corp. Preferred Stock is or has been converted to DDi Europe Limited preferred stock, such amount shall be paid over to DDi Europe Limited to be applied against any obligations then due and owing under the DDi Europe Limited preferred stock.

ARTICLE TWO. NOTE FORMS

SECTION 201. Forms Generally.

The Senior Notes and the Trustee’s certificate of authentication shall be in substantially the forms set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable laws or the rules of any securities exchange or Depositary or as may, consistently herewith, be determined by the officers executing such Senior Notes, as evidenced by their execution of the Senior Notes. Any portion of the text of any Senior Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Senior Note. Each Senior Note shall be dated the date of its authentication.

The Senior Notes shall be issued initially in the form of one or more permanent global Senior Notes in registered form, substantially in the form set forth in this Article (the “Global Senior Notes”), registered in the name of the nominee of the Depository, deposited with the Trustee, as custodian for the Depository, duly executed by DDi Capital and authenticated by the Trustee as hereinafter provided. The aggregate Accreted Value of the Global Senior Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository or its nominee, in accordance with the instructions given by the Holder thereof, as hereinafter provided.

Senior Notes issued pursuant to Section 306 in exchange for interests in the Global Senior Notes shall be issued in the form of permanent certificated Senior Notes in registered form in substantially the form set forth in this Article (the “Physical Senior Notes”).

The definitive Senior Notes shall be printed, lithographed or engraved on steel-engraved borders or may be produced in any other manner, all as determined by the officers of DDi Capital executing such Senior Notes, as evidenced by their execution of such Senior Notes.

SECTION 202. Registration; Restrictive Legends.

The Senior Notes are being issued pursuant to the Plan and Section 1145(a) of the Bankruptcy Code. The Plan has been confirmed by the Bankruptcy Court and, accordingly, the Senior Notes are exempt from registration under the Securities Act and any state and local securities laws and are freely transferable pursuant to Section 1145(a) of the Bankruptcy Code.

Each Global Senior Note shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO DDI CAPITAL CORP. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREIN IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SENIOR NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

Each Global Senior Note and each Physical Senior Note shall also bear the following legend on the face thereof:

THIS SENIOR NOTE HAS BEEN ISSUED PURSUANT TO THE JOINT PLAN OF REORGANIZATION (THE “PLAN”) OF DDI CAPITAL CORP. AND DDI CORP. (THE “DEBTORS”) IN THE CASE OF THE DEBTORS FILED IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “BANKRUPTCY COURT”) , CASE NO. 03-15261 (SMB) (JOINTLY ADMINISTERED). THE PLAN HAS BEEN CONFIRMED BY THE BANKRUPTCY COURT AND THIS SENIOR NOTE AND ANY INTEREST THEREIN IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY STATE AND LOCAL SECURITIES LAWS AND IS FREELY TRANSFERABLE PURSUANT TO SECTION 1145(A) OF THE BANKRUPTCY REFORM ACT OF 1978, AS AMENDED, AS SET FORTH IN TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101 ET. SEQ.

SECTION 203. Form of Senior Note.

No.	Initial Principal Amount $

CUSIP NO.

16% Senior Accreting Note due 2009

DDi Capital Corp, a California corporation, promises to pay to             , or registered assigns, the principal sum of              Dollars on January 1, 2009.

Interest Payment Dates: December 15, March 15, June 15, and September 15.

Record Dates: December 1, March 1, June 1, and September 1.

This Senior Note shall bear interest at the rates, and payable in cash or by accretion of such interest to the Initial Principal Amount set forth above, in the manner specified on the reverse side hereof.

Additional provisions of this Senior Note are set forth on the reverse side of this Senior Note.

IN WITNESS WHEREOF, DDi Capital Corp. has caused this Senior Note to be signed manually or by facsimile by its authorized Officers.

Dated: December 12, 2003	DDi CAPITAL CORP.

By:
Name:
Title:

By:
Name:
Title:

[NOTE- one of the signatories must be the President or the Chief Financial Officer]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST COMPANY, as Trustee, certifies that this is one of the Senior Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SENIOR NOTE]

16% Senior Accreting Note due 2009

1. Interest

DDi Capital Corp., a California corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called “DDi Capital”), promises to pay interest on the Accreted Value (as hereinafter defined) of this Senior Note in the manner described below.

Interest shall be payable on this Senior Note quarterly in arrears to the Holder of record hereof at the close of business on the December 1, March 1, June 1 and September 1 (the “Record Date”) next preceding (i) the interest payment date on December 15, March 15, June 15 and September 15 of each year, commencing March 15, 2004, (ii) any date of redemption, purchase or repurchase in part or in full of all or any portion of this Senior Note and (iii) the Maturity Date of this Senior Note (each such date, an “Interest Payment Date”). On each such Interest Payment Date prior to the Irrevocable Cash Interest Election Date (as defined below), except as set forth in the immediately following paragraph, DDi Capital shall have the option of paying interest on the then outstanding Accreted Value of this Senior Note from and including the most recent date through which interest has been paid, or, if no interest has been paid, from December 12, 2003, through but excluding such Interest Payment Date, at a rate of (i) sixteen percent (16%) per annum by accreting in value the outstanding Accreted Value of this Senior Note by the amount of such interest due, or (ii) fourteen percent (14%) per annum in cash. Unless DDi Capital notifies the Trustee in the Interest Payment Certificate described below that it desires or is required to pay all such interest in cash, all such interest shall be deemed to be paid by accretion of the Accreted Value of this Senior Note in the manner set forth above. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

On the Record Date for each Interest Payment Date (or the next succeeding Business Day, if such Record Date is not a Business Day), DDi Capital shall provide the Trustee with an Officers’ Certificate in accordance with the terms of Section 301 of the Indenture (each, an “Interest Payment Certificate”). In the event that the Leverage Ratio of DDi Capital shown in such Interest Payment Certificate or any other Interest Payment Certificate delivered in respect of any prior record date is less than or equal to 2.5 to 1.0, DDi Capital shall be required to pay the entire interest due on this Senior Note on such Interest Payment Date and on each subsequent

Interest Payment Date in cash as set forth in the immediately preceding paragraph. Without limiting the foregoing, in the event that DDi Capital or any of its Affiliates has made or is required to have made any payment to the holders of the Senior Secured Indebtedness from Excess Cash since the most recent prior Interest Payment Date, DDi Capital shall be required to pay the entire interest due on this Senior Note on the next succeeding Interest Payment Date only in cash as set forth in the immediately preceding paragraph.

On or prior to any Record Date, DDi Capital may notify the Trustee that it irrevocably elects to pay interest due on all subsequent Interest Payment Dates in cash. Following such notification date (the “Irrevocable Cash Interest Election Date”), all interest due on each subsequent Interest Payment Date on the then outstanding Accreted Value of this Senior Note shall be payable in cash as set forth in the first paragraph of this Section 1.

The “Accreted Value” of this Senior Note equals, as of any date of determination, the sum of (a) the Initial Principal Amount of this Senior Note on the Issue Date, plus (b) the amount of interest on this Senior Note which has been accreted thereto on each Interest Payment Date on or prior to such date in accordance with the Indenture.

2. Method of Payment

By at least 10:00 a.m. (New York City time) on the date on which any principal of or cash interest on the Senior Notes is due and payable, DDi Capital shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. DDi Capital will pay interest (except defaulted interest) in the manner set forth in Section 1 to the Persons who are registered Holders of Senior Notes at the close of business on the Record Date with respect to such Interest Payment Date even if the Senior Notes are cancelled, repurchased or redeemed after such Record Date and on or before such Interest Payment Date. DDi Capital will pay principal and cash interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, DDi Capital may pay cash interest by check payable in such money. It may mail an interest check to a Holder’s registered address.

3. Trustee, Paying Agent and Registrar

Initially, Wilmington Trust Company, a Delaware banking corporation and trust company (“Trustee”), will act as Trustee, Paying Agent and Registrar. DDi Capital may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Noteholder. DDi Capital or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

DDi Capital issued the Senior Notes under an Indenture dated as of December 12, 2003 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between DDi Capital and the Trustee. The terms of this Senior Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust

Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) (the “TIA”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Senior Notes are subject to all such terms, and Noteholders are referred to the Indenture and the TIA for a statement of those terms.

The Senior Notes are unsecured senior obligations of DDi Capital limited to an aggregate Accreted Value equal to the Initial Principal Amount of $17,656,000 plus interest thereon that is accreted thereto on any Interest Payment Date in accordance with the terms of this Note and the Indenture (subject to Section 308 of the Indenture). The Indenture imposes certain limitations, among other things, on the Incurrence of Indebtedness by DDi Capital and its Restricted Subsidiaries, the payment of dividends on, and the purchase or redemption of, Capital Stock of DDi Capital and its Restricted Subsidiaries, the sale or transfer of assets and Capital Stock of Restricted Subsidiaries of DDi Capital, investments of DDi Capital and its Restricted Subsidiaries and transactions with Affiliates. In addition, the Indenture limits the ability of DDi Capital and its Subsidiaries to restrict distributions and dividends from Restricted Subsidiaries.

5. Optional Redemption; Purchase Offer Upon Certain Asset Dispositions

The Senior Notes will be redeemable at the option of DDi Capital in whole, but not in part, at any time prior to the Maturity Date of the Senior Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address, at 100% of the aggregate Accreted Value of the Senior Notes plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). In addition, DDi Capital will be required in certain circumstances to offer to purchase Senior Notes in whole or in part following an Asset Disposition in accordance with Section 1013.

6. Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Senior Notes at his registered address. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Senior Notes on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such date interest ceases to accrue on the Senior Notes.

7. Put Provisions

Upon the occurrence of a Change Control, unless DDi Capital shall have exercised its right to redeem the Senior Notes as described under “Optional Redemption; Purchase Offer Upon Certain Asset Dispositions” above, each holder will have the right to require DDi Capital to repurchase all or any part of such Holder’s Senior Notes at a purchase price in cash equal to 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

8. Denominations; Transfer; Exchange

The Senior Notes are in registered form without coupons in denominations of Initial Principal Amount or Accreted Value (as applicable) of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of (i) any Senior Note selected for redemption (except, in the case of a Senior Note to be redeemed in part, the portion of the Senior Note not to be redeemed) for a period beginning 15 days before a selection of Senior Notes to be redeemed and ending on the date of such selection or (ii) any Senior Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

9. Persons Deemed Owners

The registered holder of this Senior Note may be treated as the owner of it for all purposes.

10. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to DDi Capital at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to DDi Capital and not to the Trustee for payment.

11. Defeasance

Subject to certain conditions set forth in the Indenture, DDi Capital at any time may terminate some or all of its obligations under the Senior Notes and the Indenture if DDi Capital deposits with the Trustee money or U.S. Government Obligations for the payment of Accreted Value and interest on the Senior Notes to redemption or maturity, as the case may be. DDi Capital in its sole discretion can defease the Senior Notes.

12. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Senior Notes may be amended with the written consent of the Holders of at least a majority in Accreted Value of the Senior Notes then outstanding and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in Accreted Value of the outstanding Senior Notes. Without the consent of any Noteholder, DDi Capital and the Trustee may amend the Indenture or the Senior Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 8 of the Indenture, or to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes or to add guarantees with respect to the Senior Notes or to secure the Senior Notes, or to add addition covenants or surrender rights and powers conferred on DDi Capital, or to comply with any request of the SEC in connection with qualifying the Indenture under the TIA, or to make any change that does not adversely affect the rights of any Noteholder.

13. Defaults and Remedies

Under the Indenture, Events of Default include (i) a default in any payment of interest on any Senior Note when due, continued for 30 days, (ii) a default in the payment of principal of any Senior Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by DDi Capital to comply for 30 days with its obligations under Article 8 of the Indenture, or Sections 1006, 1007, 1008, 1009, 1010, 1011, 1012, 1013, 1014 or 1015 of the Indenture (in each case, other than a failure to purchase Senior Notes which shall constitute an Event of Default under clause (ii) above), (iv) the failure by DDi Capital to comply for 60 days after notice with its other agreements contained in the Indenture, (v) the failure by DDi Capital or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default and if the total amount of such Indebtedness unpaid or accelerated exceeds $3.75 million, (vi) certain events of bankruptcy, insolvency or reorganization of DDi Capital or a Significant Subsidiary or (vii) the rendering of any judgment or decree for the payment of money in an amount in excess of $3.75 million against DDi Capital or a Significant Subsidiary and such judgment or decree remains undischarged or unstayed for a period of 60 days after such judgment or decree becomes final and non-appealable and is not discharged, waived or stayed. If a default occurs and is continuing it will not be deemed an Event of Default until the Trustee or the Holders of at least 25% in Accreted Value of the outstanding Senior Notes notify DDi Capital of the default and DDi Capital does not cure such defect within the time specified in clauses (iii) and (iv) above. Certain events of bankruptcy or insolvency are Events of Default which will result in the Senior Notes being due and payable immediately upon the occurrence of such Events of Default.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in Accreted Value of the outstanding Senior Notes by notice to DDi Capital and the Trustee may declare the Accreted Value of and accrued and unpaid interest, if any, on all the Senior Notes to be due and payable immediately. Upon such a declaration, such Accreted Value and accrued and unpaid interest shall be due and payable immediately in cash. Under certain circumstances, the holders of a majority in Accreted Value of the outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.

Noteholders may not enforce the Indenture or the Senior Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Senior Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in Accreted Value of the Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of Accreted Value or interest that is required to be paid in cash) if it determines that withholding notice is in their interest.

14. Trustee Dealings with DDi Capital

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Senior Notes and may otherwise deal with and collect obligations owed to it by DDi Capital or its affiliates and may otherwise deal with DDi Capital or its affiliates with the same rights it would have if it were not Trustee.

15. No Recourse Against Others

A director, officer, employee or stockholder, as such, of DDi Capital shall not have any liability for any obligations of DDi Capital under the Senior Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Senior Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Senior Notes.

16. Authentication

This Senior Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Senior Note.

17. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, DDi Capital has caused CUSIP numbers to be printed on the Senior Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Senior Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law

THIS SENIOR NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCLUDING (TO THE GREATEST EXTENT PERMISSIBLE BY LAW) ANY RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

DDi Capital will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture. Requests may be made to:

DDi Capital Corp.

1231 Simon Circle

Anaheim, California 92806

Attention of

ASSIGNMENT FORM

To assign this Senior Note, fill in the form below:

I or we assign and transfer this Senior Note to (Print or type assignee’s name, address and zip code) (Insert assignee’s soc. sec. or tax I.D. No.) and irrevocably appoint agent to transfer this Senior Note on the books of DDi Capital. The agent may substitute another to act for him.

Date:

Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Senior Note. The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in the Securities Transfer Agents Medallion Program (“STAMP”) or such other signature guarantee medallion program as may be approved by the Note Registrar in addition to or substitution for, STAMP), pursuant to S.E.C. Rule 17Ad-15.

Signature Guarantee:

(Signature must be guaranteed)

Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in the Securities Transfer Agents Medallion Program (“STAMP”) or such other signature guarantee medallion program as may be approved by the Note Registrar in addition to or substitution for STAMP, pursuant to S.E.C. Rule 17Ad-15].

[TO BE ATTACHED TO GLOBAL SENIOR NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SENIOR NOTE

The following increases or decreases in this Global Senior Note have been made:

Date of Exchange	Amount of Decrease in Initial Principal Amount	Amount of Increase in Initial Principal Amount of this Global Senior Note	Initial Principal Amount of this Global Senior Note Following Such Decrease or Increase	Signature of Authorized Signatory of Trustee or Senior Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Senior Note purchased by DDi Capital pursuant to Section 1012 or 1013 of the Indenture, check the box:

[_]

If you want to elect to have only part of this Senior Note purchased by DDi Capital pursuant to Section 1012 or 1013 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $                .

Date:
Your Signature
(Sign exactly as your name appears on the other side of the Senior Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in the Securities Transfer Agents Medallion Program (“STAMP”) or such other signature guarantee medallion program as may be approved by the Note Registrar in addition to or substitution for STAMP, pursuant to S.E.C. Rule 17Ad-15.

Date:

NOTICE: The signature must correspond with the name as written upon the face of the within mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

SECTION 204. Form of Trustee’s Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION.

This is one of the Senior Notes referred to in the within-mentioned Indenture.

Wilmington Trust Company, as Trustee

By:
Authorized Signatory

Dated

ARTICLE THREE. THE SENIOR NOTES

SECTION 301. Title and Terms.

The Initial Principal Amount of Senior Notes which may be authenticated and delivered under this Indenture is limited to $17,656,000, except for Senior Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Senior Notes pursuant to Section 304, 305, 306, 308, 906, 1012, 1013 or 1108. The Initial Principal Amount of the Senior Notes will accrete as described below.

The Senior Notes shall be known and designated as the “16% Senior Accreting Notes due 2009” of DDi Capital. The Senior Notes have a Stated Maturity of January 1, 2009.

Interest shall be payable on the Senior Notes quarterly in arrears to the Holders of record thereof on the Record Date for each applicable Interest Payment Date in the manner set forth in this paragraph. On each such Interest Payment Date prior to the Irrevocable Cash Interest Election Date, except as set forth in the immediately following paragraph, DDi Capital shall have the option of paying interest on the then outstanding Accreted Value of the Senior Notes from and including the most recent date through which interest has been paid, or, if no interest has been paid, from the Issue Date, through but excluding such Interest Payment Date, at a rate of (i) sixteen percent (16%) per annum by accreting in value the outstanding Accreted Value of the Senior Notes by the amount of such interest due, or (ii) fourteen percent (14%) per annum in cash. Unless DDi Capital notifies the Trustee in the Interest Payment Certificate that it desires or is required to pay all such interest in cash, all such interest shall be deemed to be paid by accretion of the Accreted Value of the Senior Notes in the manner set forth above. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on any overdue principal or interest (to the extent lawful) shall be payable on demand.

On the Record Date for each Interest Payment Date (or the next succeeding Business Day, if such record date is not a Business Day), DDi Capital shall provide the Trustee with an Officers’ Certificate in the form attached hereto as Exhibit 301 (each, an “Interest Payment Certificate”). In the event that the Leverage Ratio of DDi Capital shown in such Interest Payment Certificate or any other Interest Payment Certificate delivered in respect of any prior record date is less than or equal to 2.5 to 1.0, DDi Capital shall be required to pay the entire interest due on the Senior Notes on such Interest Payment Date and on each subsequent Interest Payment Date in cash as set forth in the immediately preceding paragraph. Without limiting the foregoing, in the event that DDi Capital or any of its Affiliates has made or is required to have made any payment to the holders of the Senior Secured Indebtedness from Excess Cash since the most recent prior Interest Payment Date, DDi Capital shall be required to pay the entire interest due on the Senior Notes on the next succeeding Interest Payment Date only in cash as set forth in the immediately preceding paragraph.

On or prior to any Record Date, DDi Capital may notify the Trustee that it irrevocably elects to pay interest due on all subsequent Interest Payment Dates in cash. Following the Irrevocable Cash Interest Election Date, all interest due on each subsequent Interest Payment Date on the then outstanding Accreted Value of this Senior Note shall be payable in cash as set forth in the first paragraph of this Section 301.

The Accreted Value and cash interest on the Senior Notes shall be payable at the office or agency of DDi Capital maintained for such purpose in The City of New York, or at such other office or agency of DDi Capital as may be maintained for such purpose; provided, however, that, at the option of DDi Capital, cash interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register.

Holders shall have the right to require DDi Capital to purchase their Senior Notes, in whole or in part, in the event of a Change of Control pursuant to Section 1012.

The Senior Notes shall be subject to repurchase, in whole or in part, by DDi Capital pursuant to an Asset Disposition as provided in Section 1013.

The Senior Notes shall be redeemable in whole, but not in part, as provided in Article Eleven and in the Senior Notes.

SECTION 302. Denominations.

The Senior Notes shall be issuable only in fully registered form, without coupons, and only in denominations of Initial Principal Amount of $1,000 and any integral multiple thereof.

SECTION 303. Execution, Authentication, Delivery and Dating.

The Senior Notes shall be executed on behalf of DDi Capital by two Officers, of which at least one Officer shall be the President or the Chief Financial Officer of DDi Capital. The signature of any Officer on the Senior Notes may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Senior Notes.

Senior Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of DDi Capital shall bind DDi Capital, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Senior Notes or did not hold such offices at the date of such Senior Notes.

At any time and from time to time after the execution and delivery of this Indenture, DDi Capital may deliver Senior Notes executed by DDi Capital to the Trustee for authentication, together with an Order for the authentication and delivery of such Senior Notes (the “Authentication Order”), and the Trustee in accordance with such Authentication Order shall authenticate and deliver such Senior Notes directing the Trustee to authenticate the Senior Notes and certifying that all conditions precedent to the issuance of Senior Notes, if any, contained herein have been fully complied with, and the Trustee in accordance with such Authentication Order shall authenticate and deliver such Senior Notes. The Trustee shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel of DDi Capital that it may reasonably request in connection with such authentication of Senior Notes. Such order shall specify the amount of Senior Notes to be authenticated and the date on which the original issue of Senior Notes is to be authenticated.

Each Senior Note shall be dated the date of its authentication.

No Senior Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Senior Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized signatory, and such certificate upon any Senior Note shall be conclusive evidence, and the only evidence, that such Senior Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

In case DDi Capital, pursuant to Article Eight, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which DDi Capital shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article Eight, any of the Senior Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Senior Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Senior Notes surrendered for such exchange and of like Initial Principal Amount and Accreted Value; and the Trustee, upon DDi Capital’s request of the successor Person, shall authenticate and deliver Senior Notes as specified in such request for the purpose of such exchange. If Senior Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 303 in exchange or substitution for or upon registration of transfer of any Senior Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Senior Notes at the time outstanding for Senior Notes authenticated and delivered in such new name.

The Trustee may appoint an authenticating agent acceptable to DDi Capital to authenticate Senior Notes on behalf of the Trustee. Unless limited by the terms of such appointment, an authenticating agent may authenticate Senior Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Note Registrar or Paying Agent to deal with DDi Capital and its Affiliates hereunder.

SECTION 304. Temporary Senior Notes.

Pending the preparation of definitive Senior Notes, DDi Capital may execute, and upon Authentication Order the Trustee shall authenticate and deliver, temporary Senior Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination. Temporary Senior Notes shall be substantially of the tenor of the definitive Senior Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Senior Notes may determine, as conclusively evidenced by their execution of such Senior Notes.

If temporary Senior Notes are issued, DDi Capital will cause definitive Senior Notes to be prepared without unreasonable delay. After the preparation of definitive Senior Notes, the temporary Senior Notes shall be exchangeable for definitive Senior Notes upon surrender of the temporary Senior Notes at the office or agency of DDi Capital designated for such purpose pursuant to Section 1002, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Senior Notes, DDi Capital shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Senior Notes of authorized denominations. Until so exchanged, the temporary Senior Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Senior Notes.

SECTION 305. Registration, Registration of Transfer and Exchange

DDi Capital shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 1002 being herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, DDi Capital shall provide for the registration of Senior Notes and of transfers of Senior Notes. The Note Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times, the Note Register shall be open to inspection by the Trustee. The Trustee is hereby initially appointed as security registrar (the Trustee in such capacity, together with any successor of the Trustee in such capacity, the “Note Registrar”) for the purpose of registering Senior Notes and transfers of Senior Notes as herein provided.

Upon surrender for registration of transfer of any Senior Note at the office or agency of DDi Capital designated pursuant to Section 1002, DDi Capital shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Senior Notes of any authorized denomination or denominations of a like aggregate principal amount.

Furthermore, any Holder of a Global Senior Note shall, by acceptance of such Global Senior Note, agree that transfers of beneficial interests in such Global Senior Note may be effected only through a book entry system maintained by the Holder of such Global Senior Note (or its agent) and that ownership of a beneficial interest in the Global Senior Note shall be required to be reflected in a book entry. At the option of the Holder, Senior Notes may be exchanged for other Senior Notes of any authorized denomination of Initial Principal Amount (not less than $1,000) and of a like aggregate Initial Principal Amount and Accreted Value, upon surrender of the Senior Notes to be exchanged at such office or agency. Whenever any Senior Notes are so surrendered for exchange, DDi Capital shall execute, and the Trustee shall authenticate and deliver, the Senior Notes which the Holder making the exchange is entitled to receive.

All Senior Notes issued upon any registration of transfer or exchange of Senior Notes shall be the valid obligations of DDi Capital, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Senior Notes surrendered upon such registration of transfer or exchange.

Every Senior Note presented or surrendered for registration of transfer or for exchange shall (if so required by DDi Capital or the Note Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to DDi Capital and the Note Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange or redemption of Senior Notes, but DDi Capital may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Senior Notes, other than exchanges pursuant to Section 304, 906, 1012, 1013 or 1108, not involving any transfer.

The Register shall be in written form in the English language or in any other form including computerized records, capable of being converted into such form within a reasonable time.

SECTION 306. Book-Entry Provisions for Global Senior Notes.

(a) Each Global Senior Note initially shall (i) be registered in the name of the Depositary for such Global Senior Note or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear a legend as set forth in Section 202.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Senior Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Senior Note, and the Depositary may be treated by DDi Capital, the Trustee and any agent of DDi Capital or the Trustee as the absolute owner of such Global Senior Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent DDi Capital, the Trustee or any agent of DDi Capital or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or shall impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Senior Note.

(b) Transfers of a Global Senior Note shall be limited to transfers of such Global Senior Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Senior Note may be transferred in accordance with the rules and procedures of the Depositary. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Physical Senior Notes in exchange for their beneficial interests in a Global Senior Note upon written request in accordance with the Depositary’s and the Registrar’s procedures. In addition, Physical Senior Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Senior Note if (i) the Depositary notifies DDi Capital that it is unwilling or unable to continue as Depositary for such Global Senior Note or the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered in order to act as Depositary, and in each case a successor depositary is not appointed by DDi

Capital within 90 days of such notice or, (ii) DDi Capital executes and delivers to the Trustee and Note Registrar an Officers’ Certificate stating that such Global Senior Note shall be so exchangeable or (iii) an Event of Default has occurred and is continuing and the Note Registrar has received a request from the Depositary.

(c) In connection with any transfer of a portion of the beneficial interest in a Global Senior Note pursuant to subsection (b) of this Section to beneficial owners who are required to hold Physical Senior Notes, the Note Registrar shall reflect on its books and records the date and a decrease in the Initial Principal Amount of such Global Senior Note in an amount equal to the Initial Principal Amount of the beneficial interest in the Global Senior Note to be transferred, and Holdings shall execute, and the Trustee shall authenticate and deliver, one or more Physical Senior Notes of like tenor and amount.

(d) In connection with the transfer of an entire Global Senior Note to beneficial owners pursuant to subsection (b) of this Section, such Global Senior Note shall be deemed to be surrendered to the Trustee for cancellation, and Holdings shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Senior Note, an equal aggregate principal amount of Physical Senior Notes of authorized denominations.

(e) Any Physical Senior Note delivered in exchange for an interest in a Global Senior Note pursuant to subsection (c) or subsection (d) of this Section shall, except as otherwise provided by paragraph (c) of Section 307, bear the applicable legend regarding transfer applicable to the Physical Senior Note set forth in Section 202.

(f) The registered holder of a Global Senior Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Senior Notes.

SECTION 307. Special Transfer Provisions.

(a) The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 307. Holdings shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

(b) No Obligation of the Trustee: (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Senior Note, a member of, or a participant in the Depository or other Person with respect to any ownership interest in the Senior Notes, with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Senior Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Senior Notes shall be given or made only to the registered Holders (which shall be the

Depository or its nominee in the case of a Global Senior Note). The rights of beneficial owners in any Global Senior Note in global form shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected and indemnified pursuant to Section 607 in relying upon information furnished by the Depository with respect to any beneficial owners, its members and participants. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Senior Note (including without limitation any transfers between or among Depository participants, members or beneficial owners in any Global Senior Note) other than to require delivery of such certificates and other documentation of evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 308. Mutilated, Destroyed, Lost and Stolen Senior Notes.

If (i) any mutilated Senior Note is surrendered to the Trustee, or (ii) DDi Capital and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Senior Note, and there is delivered to DDi Capital and the Trustee such security or indemnity, in each case, as may be required by them to save each of them harmless, then, in the absence of notice to DDi Capital or the Trustee that such Senior Note has been acquired by a bona fide purchaser, DDi Capital shall execute and upon Authentication Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Senior Note or in lieu of any such destroyed, lost or stolen Senior Note, a new Senior Note of like tenor, Initial Principal Amount and Accreted Value, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Senior Note has become or is about to become due and payable, DDi Capital in its discretion may, instead of issuing a new Senior Note, pay such Senior Note.

Upon the issuance of any new Senior Note under this Section, DDi Capital may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

Every new Senior Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Senior Note shall constitute an original additional contractual obligation of DDi Capital and any other obligor upon the Senior Notes, whether or not the mutilated, destroyed, lost or stolen Senior Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Senior Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Senior Notes.

SECTION 309. Payment of Cash Interest; Interest Rights Preserved.

Interest on any Senior Note which is payable in cash, and is punctually paid in cash or duly provided for, on any Interest Payment date shall be paid to the Person in whose name such Senior Note (or one or more Predecessor Senior Notes) is registered at the close of business on the Record Date for such interest at the office or agency of DDi Capital maintained for such purpose pursuant to Section 1002; provided, however, that each installment of cash interest may at DDi Capital’s option be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 310, to the address of such Person as it appears in the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee.

Any cash interest on any Senior Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Senior Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid in cash by DDi Capital, at its election in each case, as provided in clause (a) or (b) below:

(a) DDi Capital may elect to make payment in cash of any Defaulted Interest to the Persons in whose names the Senior Notes (or their respective Predecessor Senior Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. DDi Capital shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid in cash on each Senior Note and the date (not less than 30 days after such notice) of the proposed cash payment (the “Special Interest Payment Date”), and at the same time DDi Capital shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify DDi Capital of such Special Record Date, and in the name and at the expense of DDi Capital, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 106, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Senior Notes (or their respective Predecessor Senior Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) DDi Capital may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior

Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by DDi Capital to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Senior Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Senior Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Senior Note.

SECTION 310. Persons Deemed Owners.

Prior to the due presentment of a Senior Note for registration of transfer, DDi Capital, the Trustee and any agent of DDi Capital or the Trustee may treat the Person in whose name such Senior Note is registered as the owner of such Senior Note for the purpose of receiving payment of principal of and (subject to Sections 305 and 309) interest on such Senior Note and for all other purposes whatsoever, whether or not such Senior Note be overdue, and none of DDi Capital, the Trustee nor any agent of DDi Capital or the Trustee shall be affected by notice to the contrary.

SECTION 311. Cancellation.

All Senior Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. If DDi Capital shall acquire any of the Senior Notes other than as set forth in the preceding sentence, the acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Senior Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 311. No Senior Notes shall be authenticated in lieu of or in exchange for any Senior Notes cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Senior Notes held by the Trustee shall be destroyed by the Trustee and the Trustee shall send a certificate of such destruction to DDi Capital.

SECTION 312. Computation of Interest.

Interest on the Senior Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 313. CUSIP Numbers.

DDi Capital in issuing Senior Notes may use “CUSIP” numbers (if then generally in use) in addition to serial numbers; if so, the Trustee shall use such “CUSIP” numbers in addition to serial numbers in notices of redemption and repurchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such CUSIP numbers, either as printed on the Senior Notes or as contained in any notice of a redemption or repurchase and that reliance may be placed only on the serial or other identification numbers printed on the Senior Notes, and any such redemption or repurchase shall not be affected by any defect in or omission of such CUSIP numbers. DDi Capital will promptly notify the Trustee of any change in the CUSIP numbers.

ARTICLE FOUR. SATISFACTION AND DISCHARGE

SECTION 401. Satisfaction and Discharge of Indenture.

This Indenture shall upon DDi Capital’s request cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Senior Notes expressly provided for herein or pursuant hereto) and the Trustee, at the expense of DDi Capital, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when

(i) either (A) all Senior Notes theretofore authenticated and delivered (other than (1) Senior Notes which have been lost, stolen or destroyed and which have been replaced or paid as provided in Section 308 and (2) Senior Notes for whose payment in full money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by DDi Capital and thereafter repaid to DDi Capital or discharged from such trust, as provided in Section 1003) have been delivered to the Trustee for cancellation; or (B) all Senior Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable by reason of the making of a notice of redemption or otherwise; or (2) will become due and payable at their Stated Maturity within one year; and DDi Capital in the case of (1) or (2) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount in cash or Government Obligations sufficient to pay and discharge the entire indebtedness on such Senior Notes not theretofore delivered to the Trustee for cancellation, for Accreted Value and interest to the date of such deposit (in the case of Senior Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

(ii) no Default or Event of Default with respect to this Indenture or the Senior Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument or agreement to which DDi Capital is a party or by which it is bound;

(iii) DDi Capital has paid or caused to be paid all sums payable hereunder by DDi Capital in connection with all the Senior Notes including all fees and expenses of the Trustee;

(iv) DDi Capital has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Senior Notes at maturity or the Redemption Date, as the case may be; and

(v) DDi Capital has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture and the termination of DDi Capital’s obligation hereunder have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of DDi Capital under Section 607 and, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (i) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive any such satisfaction and discharge.

SECTION 402. Application of Trust Money.

Subject to the provisions of the last paragraph of Section 1003, all money deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Senior Notes and this Indenture, to the payment, either directly or through any Paying Agent (including DDi Capital acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the Accreted Value and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with Section 401 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, DDi Capital’s obligations under this Indenture and the Senior Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 401; provided that if DDi Capital has made any payment of principal of, premium, if any, or interest on any Senior Notes because of the reinstatement of its obligations, DDi Capital shall be subrogated to the rights of the Holders of such Senior Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

ARTICLE FIVE. REMEDIES

SECTION 501. Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) a default in any payment of interest on any Senior Note at the time and in the manner due, continued for 30 days;

(ii) a default in the payment of principal of any Senior Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(iii) the failure by DDi Capital to comply for 30 days after the notice specified below with any of its obligations under Article Eight and Sections 1006 through 1015 ( other than a failure to purchase Senior Notes when required under Sections 1012 and 1013 which shall constitute an Event of Default under clause (ii) above);

(iv) the failure by DDi Capital to comply for 60 days after the notice specified below with any of its other covenants or agreements contained in this Indenture or the Senior Note (other than those referred to in (i), (ii) or (iii) above);

(v) Indebtedness of DDi Capital or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $3.75 million, whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such Indebtedness when due and payable or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

(vi) DDi Capital or any Significant Subsidiary pursuant to or within the meaning of any applicable bankruptcy law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) admits in writing its inability to pay its debts generally as they become due;

(F) takes corporate action in furtherance of any of this subsection (A)-(E);

or takes any comparable action under any foreign laws relating to insolvency; or

(vii) a court of competent jurisdiction enters an order or decree under any applicable bankruptcy law, and such order or decree remains unstayed and in effect for 90 consecutive days that:

(A) is for relief against DDi Capital or any Significant Subsidiary in an involuntary case;

(B) appoints a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of DDi Capital or any Significant Subsidiary for all or substantially all of its property; or

(C) orders the winding up or liquidation of DDi Capital or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and such order or decree remains unstayed and in effect for 90 consecutive days; or

(viii) any judgment or decree for the payment of money in excess of $3.75 million is rendered against DDi Capital or any Significant Subsidiary and such judgment or decree remains undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable;

A default under clauses (iii) and (iv) will not constitute an Event of Default until the Trustee or the holders of 25% in Accreted Value of the outstanding Senior Notes notify DDi Capital of the default and DDi Capital does not cure such default within the time specified in clauses (iii) and (iv) after receipt of such notice. Such notice must specify the Default, demand that it is to be remedied and state that such notice is a “Notice of Default.”

DDi Capital shall also deliver to the Trustee, within 10 days after the occurrence thereof, written notice of any events that with the giving of notice or the passage of time or both would become an Event of Default under clause (iii), (iv) or (vii) above, their status and what action DDi Capital is taking or proposes to take in respect thereof.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of Accreted Value or cash interest on any Senior Note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Holders of the Senior Notes.

SECTION 502. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default (other than by reason of an Event of Default specified in Section 501(vi) or 501(vii)) occurs and is continuing, the Trustee by notice to DDi Capital or the Holders of at least 25% in Accreted Value of the applicable Senior Notes outstanding may declare the Accreted Value and accrued and unpaid interest and any other monetary obligations on all such then outstanding Senior Notes to be due and payable immediately, by a notice in writing to DDi Capital (and to the Trustee if given by Holders). Upon the effectiveness of such declaration, such Accreted Value and interest will be due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in Section 501(vi) or 501(vii) occurs and is continuing, then the Accreted Value and accrued and unpaid interest and any other monetary obligations on all outstanding Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in Accreted Value of the outstanding Senior Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of Accreted Value or interest that has become due solely because of acceleration. The Trustee may rely upon such notice of rescission without any independent investigation as to the satisfaction of the conditions in the preceding sentence. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 503. Collection of Indebtedness and Suits for Enforcement by Trustee.

If an Event of Default specified in Section 501(i) or 501(ii) occurs and is continuing, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against DDi Capital or any other obligor upon the Senior Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of DDi Capital or any other obligor upon the Senior Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders under this Indenture by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, subject however to Section 513. No recovery of any such judgment upon any property of DDi Capital shall affect or impair any rights, powers or remedies of the Trustee or the Holders.

SECTION 504. Trustee May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to DDi Capital or any other obligor, upon the Senior Notes or the property of DDi Capital or of such other obligor or their creditors, the Trustee (irrespective of whether the Accreted Value of the Senior Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on DDi Capital for the payment of overdue Accreted Value or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise, (i) to file and prove a claim for the whole amount of Accreted Value and interest owing and unpaid in respect of the Senior Notes, to take such other actions (including participating as a member, voting or otherwise, of any official committee of creditors appointed in such matter) and to file such other papers or documents and take such other actions as the Trustee (including, participation as a member of any creditors committee) may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due under Section 607.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Senior Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of such Holders, vote for the election of a trustee in bankruptcy or other similar official.

SECTION 505. Trustee May Enforce Claims Without Possession of Senior Notes.

All rights of action and claims under this Indenture or the Senior Notes may be prosecuted and enforced by the Trustee without the possession of any of the Senior Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Senior Notes in respect of which such judgment has been recovered.

SECTION 506. Application of Money Collected.

Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Senior Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due under Section 607;

SECOND: To the payment of the amounts then due and unpaid for Accreted Value and interest on the Senior Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Senior Notes for Accreted Value and interest, respectively; and

THIRD: The balance, if any, to the Person or Persons entitled thereto, including DDi Capital or any other obligor on the Senior Notes, as their interests may appear or as a court of competent jurisdiction may direct, provided that all sums due and owing to the Holders and the Trustee have been paid in full as required by this Indenture.

SECTION 507. Limitation on Suits.

Except to enforce the right to receive payment of Accreted Value or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Senior Notes unless:

(i) such holder has previously given the Trustee notice that an Event of Default is continuing;

(ii) holders of at least 25% in Accreted Value of the outstanding Senior Notes have requested the Trustee to pursue the remedy;

(iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) the holders of a majority in Accreted Value of the outstanding Senior Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture or any Senior Note to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture or any Senior Note, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

SECTION 508. Unconditional Right of Holders to Receive Accreted Value and Interest.

Notwithstanding any other provision in this Indenture the Holder of any Senior Note shall have the right, which is absolute and unconditional, to receive payment, as provided herein (including, if applicable, Article Eleven) and in such Senior Note of the Accreted Value of and (subject to Section 309) interest on such Senior Note on the respective Stated Maturities expressed in such Senior Note (or, in the case of redemption or repurchase, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 509. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, DDi Capital, any other obligor on the Senior Notes, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 510. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Senior Notes in the last paragraph of Section 308, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 511. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be

SECTION 512. Control by Holders.

Subject to certain restrictions, the holders of a majority in Accreted Value of the outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, provided that

(i) such direction shall not be in conflict with any rule of law or the Indenture;

(ii) the Trustee need not take any action which might be unduly prejudicial to the rights of any other Holder or would involve the Trustee in personal liability; and

(iii) subject to the provisions of Section 315 of the TIA, the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 513. Waiver of Past Defaults.

Subject to Sections 508 and 902, the Holders of a majority in aggregate Accreted Value of the outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes) may on behalf of the Holders of all the Senior Notes, by written notice to the Trustee, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on or the Accreted Value of any such Senior Note held by a non-consenting Holder, or in respect of a covenant or a provision which cannot be amended or modified without the consent of all Holders.

In the event that any Event of Default specified in Section 501(v) shall have occurred and be continuing, such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Senior Notes, if within 30 days after such Event of Default arose (i) the Indebtedness that is the basis for such Event of Default has been discharged, or (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (iii) if the Default that is the basis for such Event of Default has been cured.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 514. Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Senior Note by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in Accreted Value of the outstanding Senior Notes, or to any suit instituted by any Holder for the enforcement of the payment of the Accreted Value of or interest on any Senior Note on or after the respective Stated Maturities expressed in such Senior Note (or, in the case of redemption, on or after the Redemption Date).

ARTICLE SIX. THE TRUSTEE

SECTION 601. Certain Duties and Responsibilities.

(a) Except during the continuance of a Default or an Event of Default, (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and the Trustee should not be liable except for the performance of such duties as specifically set forth in the Indenture and no others; and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but not to verify the contents thereof.

(b) In case a Default or an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge or of which written notice of such Default or Event of Default shall have been given to the Trustee of DDi Capital, any other obligor of the Senior Notes or by any Holder, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that

(i) this paragraph (c) shall not be construed to limit the effect of paragraph (a) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in aggregate Accreted Value of the outstanding Senior Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(iv) the Trustee shall not be required to examine any of the reports, information or documents filed with it pursuant to Section 1014 to determine whether there has been any breach of the covenants of DDi Capital set forth in Sections 1004 through 1021.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the TIA.

SECTION 602. Notice of Defaults.

Within 90 days after the occurrence of any Default hereunder, the Trustee shall transmit in the manner and to the extent provided in TIA Section 313(c), notice of such Default hereunder actually known to a Trust Officer of the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the Accreted Value of or interest on any Senior Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Trust Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders. Notwithstanding anything to the contrary expressed in this Indenture, the Trustee shall not be deemed to have knowledge of any Default or Event of Default hereunder unless and until the Trustee shall have received written notice thereof from DDi Capital at its principal Corporate Trust Office as specified in Section 105, except in the case of an Event of Default under Sections 501(i) or 501(ii) (provided that the Trustee is the Paying Agent).

SECTION 603. Certain Rights of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b) Subject to the provisions of TIA Sections 315(a) through 315(d): (i) the Trustee may conclusively rely and shall be protected in acting or refraining from acting upon (whether in its original or facsimile form) any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the documents;

(ii) any request or direction of DDi Capital mentioned herein shall be sufficiently evidenced by a DDi Capital request or Authentication Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(iii) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, request and rely upon an Officers’ Certificate or an Opinion of Counsel and shall not liable for any action it takes or omits to take in good faith reliance on such Officer’s Certificate or Opinion of Counsel;

(iv) the Trustee may consult with counsel of its selection and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(v) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction;

(vi) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of DDi Capital, personally or by agent or attorney;

(vii) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

(viii) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(c) The Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 604. Trustee Not Responsible for Recitals or Issuance of Senior Notes.

The recitals contained herein and in the Senior Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of DDi Capital, and the Trustee assumes no responsibility for their correctness and it shall not be responsible for DDi Capital’s use of the proceeds from the Senior Notes. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Senior Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Senior Notes and perform its obligations hereunder and that the statements made by it in a Statement of Eligibility on Form T-1 supplied to DDi Capital are true and accurate, subject to the qualifications set forth therein. The Trustee shall not be accountable for the use or application by DDi Capital of the proceeds of the Senior Notes.

SECTION 605. May Hold Senior Notes.

The Trustee, any Paying Agent, any Note Registrar, any Authenticating Agent or any other agent of DDi Capital or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Senior Notes and, subject to TIA Sections 310(b) and 311, may otherwise deal with DDi Capital with the same rights it would have if it were not Trustee, Paying Agent, Note Registrar, Authenticating Agent or such other agent.

SECTION 606. Money Held in Trust.

All moneys received by the Trustee shall, until used or applied as herein provided, be held in trust hereunder for the purposes for which they were received, but need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with DDi Capital.

SECTION 607. Compensation and Reimbursement.

DDi Capital agrees

(i) to pay to the Trustee from time to time such compensation as shall be agreed to in writing between DDi Capital and the Trustee for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents, consultants and counsel and costs and expenses of collection on the Senior Notes and enforcement and administration of any right or remedy or observing any of its duty under this Indenture), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

(iii) to indemnify each of the Trustee or any predecessor Trustee (and each of their respective directors, officers, stockholders, employees and agents) for, and to hold them harmless against, (a) any and all loss, damage, claim, liability or expense, including taxes (other than taxes based on the income of the Trustee) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust, and (b) the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of the Trustee’s powers or duties hereunder.

The obligations of DDi Capital under this Section to compensate the Trustee, to pay or reimburse the Trustee for expenses, disbursements and advances and to indemnify and hold harmless the Trustee shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture. As security for the performance of such obligations of DDi Capital, the Trustee shall have a lien, for its benefit, prior to the Holders of the Senior Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of Accreted Value or interest on particular Senior Notes.

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(vi) or (vii), the expenses (including the reasonable charges and expenses of its counsel) of and the compensation for such services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar law.

The provisions of this Section shall survive the termination of this Indenture.

SECTION 608. Corporate Trustee Required; Eligibility.

There shall be at all times a Trustee hereunder which shall be eligible to act as Trustee under TIA Section 310(a)(1), and which may have an office in The City of New York and shall have a combined capital and surplus of at least $50,000,000. If the Trustee does not have an office in The City of New York, the Trustee may appoint an agent in The City of New York reasonably acceptable to DDi Capital to conduct any activities which the Trustee may be required under this Indenture to conduct in The City of New York. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 608, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 608, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

SECTION 609. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this Section.

(b) The Trustee may resign at any time by giving written notice thereof to DDi Capital. Upon receiving such notice of resignation, DDi Capital shall promptly appoint a successor trustee by written instrument executed by authority of the Board of Directors, a copy of which shall be delivered to the resigning Trustee and a copy to the successor trustee. If an instrument of acceptance required by this Section shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition, at the expense of DDi Capital, any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by Act of the Holders of not less than a majority in principal amount of the outstanding Senior Notes, delivered to the Trustee and to DDi Capital. The Trustee so removed may, at the expense of DDi Capital, petition any court of competent jurisdiction for the appointment of a successor Trustee if no successor Trustee is appointed within 30 days of such removal.

(d) If at any time:

(i) the Trustee shall fail to comply with the provisions of TIA Section 310(b) after written request therefor by DDi Capital or by any Holder who has been a bona fide Holder of a Senior Note for at least six months, or

(ii) the Trustee shall cease to be eligible under Section 608 and shall fail to resign after written request therefor by DDi Capital or by any Holder who has been a bona fide Holder of a Senior Note for at least six months, or

(iii) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a custodian of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) DDi Capital, by a Board Resolution, may remove the Trustee, or (B) subject to TIA Section 315(e), any Holder who has been a bona fide Holder of a Senior Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, DDi Capital, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the outstanding Senior Notes delivered to DDi Capital and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by DDi Capital. If no successor Trustee shall have been so appointed by DDi Capital or the Holders and accepted appointment in the manner hereinafter provided, any Holder who has been a bona fide Holder of a Senior Note for at least six months may, at the expense of DDi Capital on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) DDi Capital shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to the Holders of Senior Notes in the manner provided for in Section 106. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

SECTION 610. Acceptance of Appointment by Successor.

Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to DDi Capital and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of DDi Capital or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Notwithstanding the replacement of the Trustee pursuant to this Section 610, DDi Capital’s obligations under Section 607 shall continue for the benefit of the retiring Trustee with regard to expenses and liabilities incurred by it and compensation earned by it prior to such replacement or otherwise under the Indenture. Upon request of any such successor Trustee, DDi Capital shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

SECTION 611. Merger, Conversion, Consolidation or Succession to Business.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Senior Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Senior Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Senior Notes. In case at that time any of the Senior Notes shall not have been authenticated, any successor Trustee may authenticate such Senior Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Senior Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 612. Trustee’s Application for Instructions from DDi Capital.

Any application by the Trustee for written instructions from DDi Capital may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. Subject to Section 610, the Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of DDi Capital actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE SEVEN. HOLDERS LISTS AND REPORTS BY TRUSTEE AND HOLDINGS

SECTION 701. DDi Capital to Furnish Trustee Names and Addresses.

DDi Capital will furnish or cause to be furnished to the Trustee (a) quarterly, not more than 10 days after each Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Record Date; and (b) at such other times as the Trustee may reasonably request in writing, within 30 days after receipt by DDi Capital of any such request, a list of similar form and content to that in Subsection (a) hereof as of a date not more than 15 days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the Note Registrar, no such list need be furnished.

SECTION 702. Disclosure of Names and Addresses of Holders.

Every Holder of Senior Notes, by receiving and holding the same, agrees with DDi Capital and the Trustee that none of DDi Capital or the Trustee or any agent of either of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with TIA Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under TIA Section 312(b)

SECTION 703. Reports by Trustee.

Within 60 days after May 15 of each year commencing with the first May 15 after the first issuance of Senior Notes, the Trustee shall transmit to the Holders, in the manner and to the extent provided in TIA Section 313(c), a brief report dated as of such May 15 if required by TIA Section 313(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including DDi Capital’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officer’s Certificates).

The Trustee also shall comply with TIA Section 313(b). A copy of each report at the time of its mailing to Holders shall be filed by the Trustee with the SEC and each stock exchange (if any) on which the Senior Notes are listed. DDi Capital agrees to notify promptly the Trustee whenever the Senior Notes become listed on any stock exchange and of any delisting thereof.

ARTICLE EIGHT. MERGER, CONSOLIDATION, OR SALE OF ASSETS

SECTION 801. DDi Capital May Consolidate, Etc., Only on Certain Terms.

DDi Capital will not in a single transaction or series of related transactions consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not DDi Capital) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of DDi Capital under the Senior Notes and hereunder;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction, DDi Capital or the Successor Company if DDi Capital is not the continuing obligor under this Indenture would at the time of such transaction or series of transactions, after giving pro forma effect to such transaction have a Consolidated Net Worth not less than that of DDi Capital immediately prior to the transaction; and

(iv) DDi Capital shall have delivered to the Trustee (A) an Officers’ Certificate, stating that (1) such Officers are not aware of any Default or Event of Default that shall have happened and be continuing and (2) such consolidation, merger or transfer and such supplemental indenture comply with this Indenture; provided that no Officers’ Certificate will be required as to matters described in clause (A)(1) of this clause (iv) for a consolidation, merger or transfer described in the last paragraph of this Section 801, and (B) an Opinion of Counsel, stating that such consolidation, merger or transfer and such supplemental indenture comply with this Indenture, both in the form required by this Indenture; provided that (1) in giving such opinion such counsel may rely on such officer’s certificate as to any matters of fact (including without limitation as to compliance with the foregoing clauses (ii) and (iii)), and (2) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this Section 801.

Notwithstanding the foregoing clauses (ii) and (iii), (x) DDi Capital may consolidate with or merge with or into, or convey or transfer all or substantially all its assets, subject to all liabilities, including the Senior Notes, to a Wholly-Owned Subsidiary of DDi Capital in which case, such Wholly-Owned Subsidiary will succeed to, and be substituted for, and may exercise every right and power of, DDi Capital under the Indenture and thereafter DDi Capital shall be released from all obligations and covenants thereunder, (y) any Restricted Subsidiary of DDi Capital may consolidate with, merge into or transfer all or part of its properties and assets to DDi Capital and (z) DDi Capital may merge with an Affiliate incorporated solely for the purpose of reincorporating DDi Capital in another jurisdiction to realize tax or other benefits.

SECTION 802. Successor Substituted.

Upon any consolidation of DDi Capital with or merger of DDi Capital with or into any other corporation or any conveyance, transfer, lease or other disposition of all or substantially all of the assets of DDi Capital to any Person in accordance with Section 801, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, DDi Capital hereunder and thereafter the predecessor shall be released from all obligations and covenants hereunder, but, in the case of conveyance, transfer or lease of all or substantially all its assets (other than pursuant to the last paragraph under Section 801), the predecessor will not be released from the obligation to pay the Accreted Value of and interest on the Senior Notes.

ARTICLE NINE. SUPPLEMENTS AND AMENDMENTS TO INDENTURE

SECTION 901. Supplemental Indentures Without Consent of Holders.

Without the consent of any Holders, DDi Capital and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(i) to cure any ambiguity, omission, defect or inconsistency;

or

(ii) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code); or

(iii) to add Guarantees with respect to the Senior Notes; or

(iv) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of DDi Capital hereunder; or

(v) to secure the Senior Notes; or

(vi) to add to the covenants of DDi Capital for the benefit of the Holders or to surrender any right or power conferred upon DDi Capital; or

(vii) to make any other change that does not adversely affect the rights of any Holder; or

(viii) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA.

SECTION 902. Supplemental Indentures with Consent of Holders.

With the consent of the Holders of at least a majority in Accreted Value of the outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes), DDi Capital, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture; provided, however, that the provisions of Section 1006(b)(vi)(C) may be amended with the consent of Holders of at least 33  1/3% in Accreted Value of the outstanding Senior Notes or two Holders in number (regardless of the Accreted Value of the outstanding Senior Notes held by such Holders), and provided, further, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Senior Note affected thereby (with respect to any Senior Notes held by a nonconsenting Holder of the Senior Notes):

(i) reduce the Accreted Value of Senior Notes whose Holders must consent to an amendment; or

(ii) reduce the stated rate of or extend the stated time for payment of interest on any Senior Note; or

(iii) reduce the Initial Principal Amount or Accreted Value of or extend the Stated Maturity of any Senior Note; or

(iv) reduce the premium payable upon the redemption or repurchase of any Senior Note or change the time at which any Note may be redeemed as described in Section 1101; or

(v) make any Senior Note payable in money other than that stated in the Senior Note; or

(vi) impair the right of any Holder to receive payment of Accreted Value of and interest on such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes; or

(vii) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment or supplemental indenture. It is sufficient if such consent approves the substance of the proposed amendment or supplemental indenture.

SECTION 903. Execution of Supplemental Indentures.

The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities, as determined by the Trustee in its sole discretion under this Indenture or otherwise. In signing or refusing to sign any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture.

SECTION 904. Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Senior Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby (except as provided in Section 902).

SECTION 905. Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to the Article shall conform to the requirements of the TIA as then in effect.

SECTION 906. Reference in Senior Notes to Supplemental Indentures.

Senior Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If DDi Capital or the Trustee shall so determine, new Senior Notes so modified as to conform to any such supplemental indenture may be prepared and executed by DDi Capital, and DDi Capital shall issue and the Trustee shall authenticate a new Senior Note that reflects the changed terms, the cost and expense of which will be borne by DDi Capital in exchange for outstanding Senior Notes.

SECTION 907. Notice of Supplemental Indentures.

Promptly after the execution by DDi Capital and the Trustee of any supplemental indenture pursuant to the provisions of Section 902, DDi Capital shall give notice thereof to the Holders of each outstanding Senior Note affected, in the manner provided for in Section 106, setting forth in general terms the substance of such supplemental indenture. The failure to give such notice to all the Holders, or any defect therein, will not impair or affect the validity of the supplemental indenture.

ARTICLE TEN. COVENANTS

SECTION 1001. Payment of Accreted Value and Interest.

DDi Capital covenants and agrees for the benefit of the Holders that it will duly and punctually pay the Accreted Value of and interest on the Senior Notes in accordance with the terms of the Senior Notes and this Indenture.

SECTION 1002. Maintenance of Office or Agency.

DDi Capital will maintain in The City of New York an office or agency where the Senior Notes may be presented or surrendered for payment (“Paying Agent”), where, if applicable, the Senior Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon DDi Capital in respect of the Senior Notes and this Indenture may be served. The corporate trust office of the Trustee shall be the Corporate Trust Office, unless DDi Capital shall designate and maintain some other office or agency for one or more of such purposes. DDi Capital will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time DDi Capital shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and DDi Capital hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

DDi Capital may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Senior Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve DDi Capital of its obligation to maintain an office or agency in The City of New York for such purposes. DDi Capital will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 1003. Money for Note Payments to Be Held in Trust.

If DDi Capital shall at any time act as its own Paying Agent, it will, on or before each due date of the Accreted Value of or interest on any of the Senior Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the Accreted Value of or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure to so act.

Whenever DDi Capital shall have one or more Paying Agents for the Senior Notes, it will, on or before each due date of the Accreted Value of or interest on any Senior Notes, deposit with a Paying Agent a sum in same day funds (or New York Clearing House funds if such deposit is made prior to the date on which such deposit is required to be made) that shall be available to the Trustee by 10:00 a.m. Eastern Standard Time on such due date sufficient to pay the Accreted Value of and/or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such Accreted Value and/or interest, and (unless such Paying Agent is the Trustee) DDi Capital will promptly notify the Trustee of such action or any failure to so act.

DDi Capital will cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(i) hold all sums held by it for the payment of Accreted Value of or interest on Senior Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(ii) give the Trustee notice of any default by DDi Capital (or any other obligor upon the Senior Notes) in the making of any Accreted Value or interest; and

(iii) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

DDi Capital may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Authentication Order direct any Paying Agent to pay, to the Trustee all sums held in trust by DDi Capital or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by DDi Capital or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

Any money deposited with the Trustee or any Paying Agent, or then held by DDi Capital, in trust for the payment of the Accreted Value of or interest on any Senior Note and remaining unclaimed for two years after such Accreted Value or interest has become due and payable shall be paid to DDi Capital on DDi Capital Request, or (if then held by DDi Capital) shall be discharged from such trust; and the Holder of such Senior Note shall thereafter, as an unsecured general creditor, look only to DDi Capital for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of DDi Capital as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment to DDi Capital, may at the expense of DDi Capital cause to be published once, in a leading daily newspaper (if practicable, The Wall Street Journal (Eastern Edition)) printed in the English language and of general circulation in New York City, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to DDi Capital.

SECTION 1004. Corporate Existence.

Subject to Article Eight, DDi Capital will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory) licenses and franchises of DDi Capital and each Restricted Subsidiary; provided, however, that DDi Capital shall not be required to preserve any such existence (except for DDi Capital), right, license or franchise if the Board of Directors of DDi Capital shall determine that the preservation thereof is no longer desirable in the conduct of the business of DDi Capital and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 1005. Payment of Taxes and Other Claims.

DDi Capital will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon DDi Capital or any Subsidiary or upon the income, profits or property of DDi Capital or any Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of DDi Capital or any Restricted Subsidiary; provided, however, that DDi Capital shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of DDi Capital) are being maintained in accordance with GAAP.

DDi Capital shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of DDi Capital and its Restricted Subsidiaries, taken as a whole.

SECTION 1006. Limitation on Restricted Payments.

(a) DDi Capital shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock), and (B) dividends or distributions payable to DDi Capital or a Restricted Subsidiary of DDi Capital (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of DDi Capital held by Persons other than a Restricted Subsidiary of DDi Capital or any Capital Stock of a Restricted Subsidiary of DDi Capital held by any Affiliate of DDi Capital, other than another Restricted Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to in clauses (i) through (iv) as a “Restricted Payment”), if at the time DDi Capital or such Restricted Subsidiary makes such Restricted Payment: (1) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom); or (2) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to Section 1008; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income (x) of DDi Capital in the case of any Restricted Payment made by DDi Capital or (y) of the Company and its Restricted Subsidiaries in the case of any Restricted Payment made by the Company or any of its Restricted Subsidiaries accrued during the period (treated as one accounting period) from, but excluding, the Issue Date to, but excluding, the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net proceeds, including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $10 million or more, the value shall be as determined in writing by an Independent Appraiser) received by DDi Capital from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of DDi Capital or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from DDi Capital or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); (C) the amount by which Indebtedness of DDi Capital is reduced on DDi Capital’s balance sheet upon the conversion or exchange (other than by a Subsidiary of DDi Capital) subsequent to the Issue Date of any Indebtedness of DDi Capital convertible or exchangeable for Capital Stock of DDi Capital (less the amount of any cash, or other property, distributed by DDi Capital upon such conversion or exchange); (D) the amount equal to the net reduction in Investments made by DDi Capital or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to DDi Capital or any Restricted Subsidiary of DDi Capital or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by DDi Capital or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (D) to the extent it is already included in Consolidated Net Income.

(b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of DDi Capital or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of,

Capital Stock of DDi Capital (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or pursuant to an employee stock ownership plan or similar trust to the extent such sale pursuant to such plan is financed by loans from DDi Capital or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (A) such purchase or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the aggregate net proceeds from such sale shall be excluded from clause (3) (B) of paragraph (a); (ii) any purchase or redemption of Subordinated Obligations of DDi Capital made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of DDi Capital; provided, however, that such purchase or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments; (iv) payments for the purpose of, and in amounts equal to, amounts required to permit DDi Capital to redeem or repurchase Capital Stock of DDi Capital or the Parent from existing or former employees or management of DDi Capital or any Parent thereof or any Subsidiary or their assigns, estates or heirs, in each case in connection with an employee stock ownership plan or similar trust; provided that such redemption or repurchases pursuant to this clause shall not exceed $1.0 million (and such maximum amount shall be increased by the amount of any proceeds to the Company, Parent or DDi Capital from (x) sales of Capital Stock of DDi Capital to management employees subsequent to the Issue Date and (y) any “key- man” life insurance policies which are used to make such redemptions or repurchases) in the aggregate; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; provided, further, that the cancellation of Indebtedness owing to DDi Capital, any Parent thereof or the Company from members of management in connection with a repurchase of Capital Stock of DDi Capital, Parent or the Company will not be deemed to constitute a Restricted Payment under the Indenture; (v) loans or advances made after the Issue Date to employees or directors of DDi Capital, Parent or any Subsidiary the proceeds of which are used to purchase Capital Stock of DDi Capital or any Parent thereof, in an aggregate amount not in excess of $1.0 million at any one time outstanding; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; (vi) cash dividends to the Parent, if any, in an amount not to exceed in any fiscal year of DDI Capital the sum of (A) the amounts required for DDi Capital or the Parent to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of DDi Capital and its Subsidiaries, plus (B) the amounts required for DDi Capital or the Parent to pay franchise taxes and other fees required to maintain its legal existence, plus (C) an amount not to exceed $1,000,000 in any fiscal year to permit DDi Capital or the Parent to pay its corporate overhead expenses incurred and lawfully paid in maintaining its status as a public entity provided that the aggregate amount distributed pursuant to this Section 1006(b)(vi)(C) shall not exceed the aggregate amount of dividends distributed by the Company for such amounts pursuant to the Senior Credit Agreement, plus (D) so long as no Default or Event of Default shall have occurred and be continuing, an amount not to exceed $100,000 in the aggregate, to enable DDi Capital or the Parent to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock, plus (E) an aggregate amount not to exceed $500,000 plus accrued interest thereon to enable Parent to repay in full the Houlihan Lokey Note; provided, however, that such payments shall not be included in the calculation of the amount of Restricted Payments;

and (vii) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price hereof; provided, however, that such repurchases shall not be included in the calculation of the amount of Restricted Payments.

(c) Not later than the date of making any Restricted Payment, DDi Capital shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 1006 were computed, which calculations may be based upon DDi Capital’s latest available financial statements. The Trustee shall have no duty to recompute or recalculate or verify the accuracy of the information set forth in such Officers’ Certificate.

(d) DDi Capital will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except in compliance with the second to last sentence of the definition of “Unrestricted Subsidiary.”

SECTION 1007. Limitation on Indebtedness by DDi Capital.

(a) DDi Capital shall not Incur any Indebtedness, other than (i) the Indebtedness represented by or Incurred pursuant to (A) the Senior Notes, (B) the Senior Credit Agrement, (C) the Houlihan Lokey Note, and (D) Indebtedness of DDi Capital owing to and held by any Wholly-Owned Subsidiary if such Indebtedness is subordinated in right of payment to the Senior Notes and the proceeds thereof are not used to pay dividends to DDi Capital’s stockholders; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to DDi Capital or a Wholly- Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by DDi Capital and (ii) Indebtedness (other than Indebtedness described in clauses (i)(A)–(D) above) in a principal amount which, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to Section 1008(b)(xiii) and this clause (ii) and then outstanding, will not exceed $10 million, provided that such Indebtedness (A) is subordinated to the prior payment in full in cash of all obligations under the Senior Notes and this Indenture and (B) does not provide for the cash payment of principal or interest prior to the maturity date of the Senior Notes.

(b) DDi Capital will not, and will not permit any Subsidiary to, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to any Senior Secured Indebtedness or the Houlihan Lokey Note and (b) senior in any respect in right of payment to the Senior Notes.

SECTION 1008. Limitation on Indebtedness by the Company.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least (i) 2.00 to 1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date and (ii) 2.25 to 1.00, if such Indebtedness is Incurred thereafter.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to the Senior Credit Agreement; provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not at any date exceed the greater of $100 million or three times Consolidated EBITDA of the Company for the period of the most recent four consecutive fiscal quarters ending prior to such date, less the aggregate principal amount of all mandatory prepayments of principal thereof with the proceeds of Asset Dispositions;

(ii) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(iii) Indebtedness represented by (x) any Indebtedness (other than the Indebtedness described in clauses (i) and (ii)) outstanding on the Issue Date and (y) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or clause (iv) or Incurred pursuant to paragraph (a) of this Section;

(iv) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness under this Section 1008 after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iv);

(v) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

(vi) Indebtedness of foreign Restricted Subsidiaries under working capital facilities; provided that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed 5% of Consolidated Tangible Assets;

(vii) Indebtedness (including Capital Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (A) $5.0 million or (B) 5% of Consolidated Tangible Assets at the time of any Incurrence thereof (including any Refinancing Indebtedness with respect thereto);

(viii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(ix) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, provided that the maximum liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(x) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(xi) Indebtedness of the Company, including any Guarantee thereof by any Restricted Subsidiary of the Company, pursuant to the Houlihan Lokey Note;

(xii) Indebtedness (other than Indebtedness described in clauses (i) through (xi) and clause (xiii)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xii) and then outstanding, will not exceed the greater of (A) $5.0 million or (B) 5% of Consolidated Tangible Assets, and

(xiii) Indebtedness (other than Indebtedness described in clauses (i) through (xii)) in a principal amount which, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to Section 1007(a)(ii) and this clause (xiii) and then outstanding, will not exceed $10 million, provided that such Indebtedness (x) is subordinated to the prior payment in full in cash of all obligations under the Senior Notes and this Indenture and (y) does not provide for the cash payment of principal or interest prior to the maturity date of the Senior Notes.

SECTION 1009. Limitation on Affiliate Transactions.

(a) DDi Capital will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of DDi Capital (an “Affiliate Transaction”) unless: (i) the terms of such Affiliate Transaction are no less favorable to DDi Capital or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of DDi Capital and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2.5 million, DDi Capital has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not apply to (i) any Restricted Payment permitted to be made pursuant to Section 1006, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, the employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Parent, (iii) the payment of compensation and directors’ fees and the performance of indemnification or contribution obligations in the ordinary course of business to the extent permitted under the Plan, (iv) loans or advances to employees in the ordinary course of business of DDi Capital or any of its Restricted Subsidiaries to the extent permitted under the Plan, or (v) any transaction between DDi Capital and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

SECTION 1010. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

DDi Capital will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to DDi Capital, (ii) make any loans or advances to DDi Capital or (iii) transfer any of its property or assets to DDi Capital, except (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture (including, without limitation, the Senior Credit Agreement); (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by DDi Capital (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by DDi Capital) and outstanding on such date; (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this covenant or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this covenant or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Holders of the Senior Notes than encumbrances and restrictions contained in such agreements; (d) in the case of clause (iii) of this Section 1010, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of DDi Capital or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of DDi Capital or any Restricted Subsidiary; (e) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into in an arms length, fair value transaction for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; (f) encumbrances or restrictions arising or existing by reason of applicable law; (g) any restrictions pursuant to the Indenture; (h) restrictions imposed by any agreement or instrument governing Capital Stock of any Person that is acquired; and (i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 1011. Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries.

DDi Capital shall not sell any shares of Preferred Stock of a Restricted Subsidiary and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Preferred Stock to any Person (other than to DDi Capital or a Wholly-Owned Subsidiary).

SECTION 1012. Change of Control.

(a) Upon the occurrence of a Change of Control, unless DDi Capital shall have exercised its right to redeem the Senior Notes as described in Section 1101, each holder will have the right to require DDi Capital to repurchase all or any part of such holder’s Senior Notes at a purchase price in cash equal to 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) Within 30 days following any Change of Control, unless DDi Capital has mailed a redemption notice with respect to all the outstanding Senior Notes in connection with such Change of Control as described in Section 1104, DDi Capital shall mail a notice to each holder with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such holder has the right to require DDi Capital to purchase such holder’s Senior Notes at a purchase price in cash equal to 100% of Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(ii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iii) the procedures determined by DDi Capital, consistent with the Indenture, that a holder must follow in order to have its Senior Notes purchased.

(c) DDi Capital will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, DDi Capital will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

SECTION 1013. Limitation on Sales of Assets and Subsidiary Stock.

(a) DDi Capital shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) DDi Capital or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration) as evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee, of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by DDi Capital or such Restricted Subsidiary is in the form of cash or Cash Equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by DDi Capital (or such Restricted Subsidiary, as the case may be) (A) first, to the extent DDi Capital or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Secured Indebtedness), to prepay, repay or purchase Senior Secured Indebtedness or Indebtedness (other than any Preferred Stock) of such Restricted Subsidiary (in each case other than Indebtedness owed to DDi Capital or an Affiliate of DDi Capital) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at DDi Capital’s election to the investment in Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to make an offer to purchase (an “Offer”) the Senior Notes at a price in cash equal to 100% of the Accreted Value thereof plus accrued and unpaid interest to the purchase date; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), and (C), for other general corporate purposes not prohibited by the Indenture; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, except as otherwise permitted by the Senior Credit Agreement, DDi Capital or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, DDi Capital and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceed $5 million. DDi Capital shall not be required to make an Offer for the Senior Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A), (B) and (C)) are less than $5 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(b) For the purposes of this covenant, the following will be deemed to be cash: (x) the assumption by the transferee of Indebtedness of any Restricted Subsidiary of DDi Capital and the release of DDi Capital or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case DDi Capital shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph), (y) securities received by DDi Capital or any Restricted Subsidiary of DDi Capital from the transferee that are promptly converted by DDi Capital or such Restricted Subsidiary into cash and (z) any Designated Noncash Consideration received by DDi Capital or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 10% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(c) In the event of an Asset Disposition that requires the purchase of Senior Notes pursuant to clause (a)(iii)(C), DDi Capital will be required to purchase Senior Notes tendered pursuant to an offer by DDi Capital for the Senior Notes at a price in cash equal to 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. If the aggregate purchase price of the Senior Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Senior Notes, DDi Capital will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) above.

(d) DDi Capital will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, DDi Capital will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

SECTION 1014. Reports.

(a) Notwithstanding that DDi Capital may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, DDi Capital will file with the SEC and provide, within 15 days after DDi Capital is required to file the same with the SEC, the Trustee and the holders of the Senior Notes with the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Section 13 or 15(d) of the Exchange Act. In the event that DDi Capital is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, DDi Capital will nevertheless deliver such Exchange Act information to the holders of the Senior Notes as if DDi Capital were subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act. Without limiting the foregoing, so long as any Senior Notes are outstanding, DDI Capital shall furnish to the holders of the Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if DDI Capital were required to file such form and (ii) such other reports containing substantially the same information required to be contained in a Form 8-K, within 15 days of the end of the applicable period.

(b) DDi Capital shall deliver all reports and financial statements that it is required to deliver to the Administrative Agent under the Senior Credit Agreement to the Trustee, according to the terms set forth in the Senior Credit Agreement.

Each of the Trustee and each Holder, by its acceptance of the Senior Notes, agrees to use reasonable efforts to keep confidential all non-public information provided to it by DDi Capital pursuant to or in connection with this Indenture that is designated by DDi Capital as confidential; provided that nothing herein shall prevent the Trustee or any Holder from disclosing any such information (a) to the Trustee, any other Holder or any affiliate thereof, (b) to any prospective transferee or any Senior Note which agrees to comply with the provisions of this Section 1014, (c) to the employees, directors, agents, attorneys, accountants and other professional advisors of Trustee, any Holder or its affiliates, (d) upon the request or demand of any governmental authority having jurisdiction over the Trustee or such Holder, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 1014, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Holder’s investment portfolio in connection with ratings issued with respect to such Holder, or (i) in connection with the exercise of any remedy hereunder or under any Senior Note.

Notwithstanding anything herein to the contrary, each party hereto (and each affiliate and person acting on behalf of such party) agrees that each party (including Trustee, each Holder and each employee, representative and other agent of Trustee and each Holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Indenture and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such information is related to tax treatment or tax structure) or (v) any other term or detail not relevant to tax treatment or tax structure of the transaction.

SECTION 1015. Limitation on Lines of Business.

DDi Capital will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

SECTION 1016. Statement by Officers as to Default.

(a) DDi Capital will deliver to the Trustee, within 60 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of DDi Capital and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether it has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill its obligations under this Indenture and further stating, as to each such officer signing such certificate, that, to the best of his or her knowledge, DDi Capital during such preceding fiscal year has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill each and every such covenant contained in this Indenture and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default which has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status, with particularity and that, to the best of his or her knowledge, no event has occurred and remains by reason of which payments on the account of the principal of or interest, if any, on the Senior Notes is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto. The Officers’ Certificate shall also notify the Trustee should DDi Capital elect to change the manner in which it fixes its fiscal year end. For purposes of this Section 1016(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture. The Officers’ Certificate delivered pursuant to this Section 1016 shall be signed by (x) a director, the President or a Vice-President of the Company and (y) the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company.

(b) When any Default has occurred and is continuing under this Indenture, or if the trustee for or the holder of any other evidence of Indebtedness of DDi Capital or any Significant Subsidiary gives any notice or takes any other action with respect to a claimed Default (other than with respect to Indebtedness in the principal amount of less than $10 million), DDi Capital shall deliver to the Trustee by registered or certified mail or facsimile transmission an Officers’ Certificate specifying such event, notice or other action within five Business Days of its occurrence.

SECTION 1017. Stay, Extension and Usury Laws.

DDi Capital covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and DDi Capital (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though such law has not been enacted.

SECTION 1018. Limitation on Liens.

DDi Capital will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens upon any property or assets of DDi Capital or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(a) in the case of Liens securing Subordinated Obligations, the Senior Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(b) in all other cases, the Senior Notes are secured on an equal and ratable basis, except for

(i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) Liens securing the Senior Secured Indebtedness or other Liens permitted pursuant to the Senior Credit Agreement as of the date hereof ;

(iii) Liens of DDi Capital or a Restricted Subsidiary on assets of any Restricted Subsidiary of DDi Capital and Liens on the assets of DDi Capital in favor of a Restricted Subsidiary;

(iv) Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens, in each case in any material respect, than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of DDi Capitalor any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced,

(vi) Liens in favor of DDi Capital; and

(vii) Permitted Liens.

SECTION 1019. Insurance Matters.

DDi Capital shall provide or cause to be provided, for itself and each of its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of DDi Capital, are adequate and appropriate for the conduct of the business of DDi Capital and its Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of DDi Capital, for corporations similarly situated in the industry of DDi Capital and its Restricted Subsidiaries, unless the failure to provide such insurance (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of DDi Capital and its Subsidiaries, taken as a whole.

SECTION 1020. Payments for Consent.

DDi Capital will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Senior Notes unless such consideration is offered to be paid and is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 1021. Maintenance of Properties.

DDi Capital shall cause all material properties owned by DDi Capital or its Rsstricted Subsidiaries or used or held for use in the conduct of its business to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and will cause to be made all necessary repairs, renewals, replacements, betterments and improvement thereof, all as in the reasonable judgment of DDi Capital may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided however, that nothing in this Section shall prevent DDi Capital or any of its Restricted Subsidiaries from discontinuing the maintenance, use or operation of any such properties or disposing of any of them if such discontinuance is, in the good faith judgment of DDi Capital or the Restricted Subsidiaries concerned, desirable in the conduct of its business and not reasonably expected to have a material adverse effect on the business operations of DDI Capital or any applicable Subsidiary; provided further that nothing in this Section 1021 shall prevent DDi Capital or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

SECTION 1023. Restriction on Investment Activity.

DDi Capital shall not and shall not permit any Restricted Subsidiary to become an investment company required to register as an investment company under the Investment Company Act of 1940, as amended, and, further, DDi Capital shall refrain from activities which would, in the aggregate, cause it or any Restricted Subsidiary to become an investment company.

SECTION 1023. Further Assurances.

From time to time, whenever reasonably demanded by the Trustee, the Company will make, execute and deliver or cause to be made, executed and delivered any and all such instruments and assurances as may be reasonably necessary or proper to carry out the intention or facilitate the performance of the terms of this Indenture.

ARTICLE ELEVEN. REDEMPTION OF SENIOR NOTES

SECTION 1101. Optional Redemption.

The Senior Notes may be redeemed at the option of DDi Capital, in whole but not in part, subject to the conditions and at the Redemption Price specified in the Form of Senior Note (Section 203), together with accrued interest that has not been accreted to the Accreted Value of the Senior Notes to the Redemption Date.

SECTION 1102. Applicability of Article.

Redemption of the Senior Notes at the election of DDi Capital, as permitted by Section 1101, shall be made in accordance with such provision and this Article.

SECTION 1103. Election to Redeem; Notice to Trustee.

The election of DDi Capital to redeem the Senior Notes pursuant to Section 1101 shall be evidenced by a Resolution of the Board of Directors. In case of any redemption at the election of DDi Capital, DDi Capital shall, at least 90 days prior to the Redemption Date fixed by DDi Capital (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the Accreted Value of the Senior Notes.

SECTION 1104. Notice of Redemption.

Notice of redemption shall be given in the manner provided for in Section 106 not less than 30 nor more than 90 days prior to the Redemption Date, to each Holder of Senior Notes. The Trustee shall give notice of redemption in DDi Capital’s name and at DDi Capital’s expense; provided, however, that DDi Capital shall deliver to the Trustee, at least 45 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the following items.

All notices of redemption shall state:

(i) the Redemption Date,

(ii) the Redemption Price and the amount of accrued interest to the Redemption Date payable as provided in Section 1105, if any,

(iv) that on the Redemption Date the Redemption Price (and accrued interest, if any, to the Redemption Date payable as provided in Section 1106) will become due and payable upon each such Senior Note, or the portion thereof, to be redeemed, and, unless DDi Capital defaults in making the redemption payment, that interest on Senior Notes called for redemption (or the portion thereof) will cease to accrue on and after said date,

(vi) the place or places where such Senior Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(vii) the name and address of the Paying Agent,

(viii) that Senior Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(ix) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Senior Notes, and

(x) the paragraph of the Senior Notes or Section of the Indenture pursuant to which the Senior Notes are to be redeemed.

SECTION 1105. Deposit of Redemption Price.

Prior to any Redemption Date, DDi Capital shall deposit with the Trustee or with a Paying Agent (or, if DDi Capital is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Senior Notes.

SECTION 1106. Senior Notes Payable on Redemption Date.

Notice of redemption having been given as aforesaid, the Senior Notes shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless DDi Capital shall default in the payment of the Redemption Price and accrued interest) such Senior Notes shall cease to bear interest. Upon surrender of any such Senior Note for redemption in accordance with said notice, such Senior Note shall be paid by DDi Capital at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Senior Notes, or one or more Predecessor Senior Notes, registered as such at the close of business on the relevant Record Date or Special Record Date, as the case may be, according to their terms and the provisions of Section 311.

If any Senior Note called for redemption shall not be so paid upon surrender thereof for redemption, the Accreted Value shall, until paid, bear interest from the Redemption Date at the rate borne by the Senior Notes.

ARTICLE TWELVE. LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1201. DDi Capital’s Option to Effect Legal Defeasance or Covenant Defeasance.

DDi Capital may, at its option, at any time, with respect to the Senior Notes, elect to have either Section 1202 or Section 1203 be applied to all outstanding Senior Notes upon compliance with the conditions set forth in this Article Twelve. DDi Capital in its sole discretion can defease the Senior Notes.

SECTION 1202. Legal Defeasance and Discharge.

Upon DDi Capital’s exercise under Section 1201 of the option applicable to this Section 1202, DDi Capital shall be deemed to have been discharged from its obligations with respect to all outstanding Senior Notes on the date the conditions set forth in Section 1204 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that DDi Capital shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 1205 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all its other obligations under such Senior Notes and this Indenture insofar as such Senior Notes are concerned (and the Trustee, at the expense of DDi Capital, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Senior Notes to receive, solely from the trust fund described in Section 1204 and as more fully set forth in such Section, payments in respect of the Accreted Value of and interest on such Senior Notes when such payments are due, (ii) DDi Capital’s obligations with respect to such Senior Notes under Sections 304, 305, 308, 1002 and 1003, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder, and DDi Capital’s obligations in connection therewith and (iv) this Article Twelve.

If DDi Capital exercises its Legal Defeasance Option, payment of the Senior Notes may not be accelerated because of an Event of Default.

Subject to compliance with this Article Twelve, DDi Capital may exercise its option under this Section 1202 notwithstanding the prior exercise of its option under Section 1203 with respect to the Senior Notes.

SECTION 1203. Covenant Defeasance.

Upon DDi Capital’s exercise under Section 1201 of the option applicable to this Section 1203, DDi Capital may terminate (i) its obligations under any covenant contained in Sections 1004 through 1021, (ii) the operation of Section 501(v), Section 501(vi) (with respect only to Significant Subsidiaries), Section 501(vii) (with respect only to Significant Subsidiaries) and 501(viii) and (iii) the limitations contained in Sections 801(a)(iii) with respect to the outstanding Senior Notes on and after the date the conditions set forth below are satisfied (hereinafter,

“Covenant Defeasance”), and the Senior Notes shall thereafter be deemed not to be “outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Senior Notes will not be outstanding for accounting purposes). If DDi Capital exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified under Section 501(iii), (v), (vi) (with respect only to Significant Subsidiaries), (vii) (with respect only to Significant Subsidiaries) and (viii) or because of the failure of DDi Capital to comply with Section 801(a)(iii). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Senior Notes, DDi Capital may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 501(iii), but, except as specified above, the remainder of this Indenture and such Senior Notes shall be unaffected thereby.

SECTION 1204. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to application of either Section 1202 or Section 1203 to the outstanding Senior Notes:

(i) DDi Capital shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of this Indenture who shall agree to comply with the provisions of this Article Twelve applicable to it) as trust funds in trust money or Government Obligations, such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by DDi Capital, to pay the Accreted Value of and interest due on the outstanding Senior Notes on the Stated Maturity or on the applicable Redemption Date as the case may be, of such Accreted Value or interest on the outstanding Senior Notes;

(ii) in the case of Legal Defeasance, DDi Capital shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions) confirming that (A) DDi Capital has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States (which opinion may be subject to customary assumptions and exclusions) shall confirm that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, DDi Capital shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which DDi Capital is a party or by which DDi Capital is bound;

(vi) DDi Capital shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

(vii) DDi Capital shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by DDi Capital with the intent of defeating, hindering, delaying or defrauding any creditors of DDi Capital or others;

(viii) DDi Capital shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(ix) DDi Capital shall have delivered to the Trustee the opinion of a nationally recognized firm of independent public accountants stating the matters set forth in paragraph (i) above.

SECTION 1205. Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to the provisions of the last paragraph of Section 1003, all money and Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 1205, the “Trustee”) pursuant to Section 1204 in respect of the outstanding Senior Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Senior Notes and this Indenture, to the payment, either directly or through any Paying Agent (including DDi Capital acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Senior Notes of all sums due and to become due thereon in respect of Accreted Value and interest, but such money need not be segregated from other funds except to the extent required by law.

DDi Capital shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the Government Obligations deposited pursuant to Section 1204 or the principal and interest received in respect thereof.

Anything in this Article Twelve to the contrary notwithstanding, the Trustee shall deliver or pay to DDi Capital from time to time upon DDi Capital Request any money or Government Obligations held by it as provided in Section 1204 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance, as applicable, in accordance with this Article.

SECTION 1206. Reinstatement.

If the Trustee or any Paying Agent is unable to apply any money or Government Obligations in accordance with Section 1205 by reason of any legal proceeding or by any reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then DDi Capital’s obligations under this Indenture and the Senior Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 1202 or 1203, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 1205; provided, however, that if DDi Capital makes any payment of Accreted Value of or interest on any Senior Note following the reinstatement of its obligations, DDi Capital shall be subrogated to the rights of the Holders of such Senior Notes to receive such payment from the money and Government Obligations held by the Trustee or Paying Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

DDi CAPITAL CORP.

By:	/s/ Timothy Donnelly

Name: Timothy Donnelly Title: Vice President

Attest:

By:	/s/ John Stumpf

Name: John Stumpf Title: Chief Financial Officer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael G. Oller, Jr.

Name: Michael G. Oller, Jr. Title: Senior Financial Services Officer